Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

by and among

COMSovereign Holding Corp.,

CHC Merger Sub 7, Inc.,

VNC Acquisition, LLC,

Virtual Network Communications Inc.

and

The Stockholders’ Representative

Named Herein

Dated as of May 21, 2020

i

ii

Schedules:

Schedule I – Index to certain defined terms

Consideration Spreadsheet

VNC Disclosure Letter

CHC Disclosure Letter

Exhibits:
A-1	Form of First Articles of Merger
A-2	Form of Second Articles of Merger
B	Form of Kaczmarek Employment Agreement
C	Form of Tammisetti Employment Agreement
D-1	Payments Administration Agreement
D-2	Escrow Agreement
E	Letter of Transmittal
F	Form of Lock-Up Agreement
G	Form of Board Observer Letter Agreement
H	Form of Transaction Bonus Agreement

iii

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of May 21, 2020 (the “Agreement Date”), by and among: COMSovereign Holding Corp., a Nevada corporation (“CHC”), CHC Merger Sub 7, Inc., a Virginia corporation and a wholly owned subsidiary of CHC (“Merger Sub I”), VNC Acquisition, LLC, a Virginia limited liability company and wholly owned Subsidiary of CHC (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), Virtual Network Communications Inc., a Virginia corporation (“VNC”), and Mohan Tammisetti solely in his capacity as the Stockholders’ Representative (as defined herein) and only for the limited purposes expressly stated herein. CHC, Merger Subs, VNC and the Stockholders’ Representative may be referred to herein individually as a “Party” and collectively as the “Parties.” Certain additional capitalized terms that are used in this Agreement are defined in Section 9.1. Schedule I provides an index to certain capitalized terms that are defined in other provisions of this Agreement.

RECITALS:

A. CHC, Merger Subs and VNC wish to effect a business combination through the statutory merger of Merger Sub I with and into VNC, pursuant to which VNC would become a wholly-owned Subsidiary of CHC (the “First Merger”) on the terms and conditions set forth in this Agreement and in accordance with the Virginia Stock Corporation Act (the “VSCA”), and, as part of the same overall transaction, VNC would then merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), on the terms and conditions set forth in this Agreement and in accordance with the VSCA and the Virginia Limited Liability Company Act, as amended (the “VLLC”).

B. The Board of Directors of CHC (the “CHC Board”) and the respective Boards of Directors and Managers of Merger Subs have each: (i) determined that the Mergers and the other Contemplated Transactions are fair to and in the best interests of each such Person and its stockholders and members and (ii) unanimously approved this Agreement, the Merger and the other Contemplated Transactions.

C. The Board of Directors and Managers of Merger Subs have recommended to CHC as the sole shareholder and member of Merger Subs that CHC adopt and approve this Agreement, the Mergers and the other Contemplated Transactions, and CHC, as the sole shareholder and member of Merger Subs had so adopted and approved this Agreement, the Mergers and the other Contemplated Transactions.

D. The Board of Directors of VNC (the “VNC Board”) has: (i) determined that the Mergers and the other Contemplated Transactions are fair to and in the best interests of VNC and its stockholders; (ii) unanimously approved this Agreement, the Mergers and the other Contemplated Transactions; and (iii) determined to recommend that the stockholders of VNC adopt and approve this Agreement, the Mergers and the other Contemplated Transactions and the stockholders of VNC have adopted and approved this Agreement, the Mergers and the other Contemplated Transactions.

E. The Parties intend, for federal income tax purposes, that the Mergers are integrated steps in a single transaction and together will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

ARTICLE I
THE MERGER AND EFFECT ON CAPITAL STOCK

1.1 The Merger.

At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the VSCA, Merger Sub I shall be merged with and into VNC, the separate corporate existence of Merger Sub I shall cease and VNC shall continue as the surviving corporation in the First Merger. VNC, as the surviving corporation in the First Merger, is sometimes referred to herein as the “First-Step Surviving Corporation”. As a result of the First Merger, the outstanding shares of capital stock of each of VNC and Merger Sub I shall be converted or cancelled in the manner provided herein. The corporate existence of VNC, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the First Merger except as otherwise may be specifically set forth herein. At the Second Effective Time (as defined below), the First-Step Surviving Corporation shall merge with and into Merger Sub II in accordance with the VSCA and the VLLC, whereupon the separate corporate existence of the First-Step Surviving Corporation shall cease, and Merger Sub II shall be the surviving company, and shall be a disregarded entity for U.S. federal income Tax purposes and shall continue to be governed by the laws of the Commonwealth of Virginia as a wholly-owned Subsidiary of CHC; and all of the properties, rights, privileges, powers and franchises of VNC will vest in the surviving company, and all of the debts, liabilities, obligations and duties of VNC will become the debts, liabilities, obligations and duties of the surviving company. The surviving company of the Second Merger after the Second Merger is sometimes referred to hereinafter as the “Surviving Company”.

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the Parties shall cause the First Merger to be consummated by filing the Articles of Merger in substantially the form attached hereto as Exhibit A-1 (the “First Certificate of Merger”) with the Secretary of State of the Commonwealth of Virginia in accordance with the relevant provisions of the VSCA. The First Certificate of Merger shall be duly executed by VNC and Merger Sub I and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the Commonwealth of Virginia for filing. The First Merger shall become effective upon the filing of the First Certificate of Merger with the Secretary of State of the Commonwealth of Virginia or at such later time as VNC and Merger Sub I agree and specify in the First Certificate of Merger (the “Effective Time”). The closing of the First Merger and the other Contemplated Transactions (the “Closing”) shall take place remotely and electronically, but will deemed effected at the offices of CHC in Texas, at a time and date to be specified by the parties hereto, which time and date shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article V  (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms, or at such other location, time and date as the parties hereto shall mutually agree in writing (the date upon which the Closing actually occurs being referred to herein as the “Closing Date”). As soon as practicable after the Effective Time, but in all cases within one (1) Business Day thereafter, CHC shall cause the Second Merger to be consummated by filing an articles of merger in substantially the form attached hereto as Exhibit A-2 (the “Second Certificate of Merger”, and together with the First Certificate of Merger, the “Certificates of Merger”), with the Secretary of State of the Commonwealth of Virginia in accordance with the relevant provisions of the VSCA and the VLLC (the time of filing of the Second Certificate of Merger, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Second Effective Time”).

1.3 Effect of the Mergers. At the Effective Time and the Second Effective Time, the effects of the Mergers shall be as provided in this Agreement and the applicable provisions of the VSCA and the VLLC, as applicable.

1.4 Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation of VNC shall remain and continue as the articles of incorporation of the First Step Surviving Corporation; and the Bylaws of VNC shall remain and continue as the bylaws of the First Step Surviving Corporation. The limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Company, until thereafter amended as provided by Law and by the terms of such limited liability company agreement.

1.5 Directors and Officers.

(a) Directors. At the Effective Time, CHC, as the sole shareholder of the First-Step Surviving Corporation, and the then-existing Board of Directors of the First-Step Surviving Corporation, shall take such actions as required such that the Board of Directors of the First-Step Surviving Corporation shall consist of the individual that holds the office of Chief Executive Officer of CHC as of the Effective Time and the individual that holds the office of Chief Financial Officer of CHC.

(b) Officers of the First Step Surviving Corporation.   At the Effective Time, the Board of Directors of the First-Step Surviving Corporation shall take such actions as required such that the officers of the First-Step Surviving Corporation consist of the following:

(i) Chief Executive Officer and Secretary: The individual that is elected or appointed as the Chief Executive Officer of CHC, unless subsequent appointment replaces him.

(ii) Chief Financial Officer and Treasurer: The individual that is elected or appointed as the Chief Financial Officer of CHC, unless subsequent appointment replaces him.

(c) Managing Member of the Surviving Company. At the Second Effective Time and by virtue of the Second Merger, CHC shall be the managing member and Manager of the Surviving Company. The officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving Company immediately after the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Company.

1.6 Effect on Capital Stock and Membership Interests. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, by virtue of the First Merger, or at the Second Effective Time, by virtue of the Second Merger, as the case may be, and without any action on the part of the Parties or the holders of any of the following securities, the following shall occur:

(a) Conversion of VNC Common Stock.  At the Effective Time, the shares of common stock, par value $0.0001 per share, of VNC (“VNC Common Stock”) issued and outstanding immediately prior to the Effective Time (such shares, other than shares to be cancelled pursuant to Section 1.6(b), the “Merger Shares”) shall be cancelled and extinguished and automatically converted into the right to receive, collectively, (i) subject to Section 4.4 and, to the extent applicable, Section 4.5, $2,000,000 (the “CHC Cash Consideration”) in cash less the Representative Amount (as defined below) and less the amounts payable pursuant to Section 4.4(b) and less any amounts payable in excess of $1,000,000 in accordance with Section 4.5 and (ii) the number of shares of common stock, par value $0.0001 per share, of CHC (the “CHC Common Stock”) determined by subtracting the number of shares underlying the Adjusted CHC Options and Adjusted CHC Warrants to be issued pursuant to Section 4.4(a) from 16,000,000 (collectively, the “Merger Consideration”). The Merger Consideration will be allocated to the VNC Stockholders in accordance with the spreadsheet delivered herewith (the “Consideration Spreadsheet”) and as set forth on Schedule 1.6(a) thereof. For the avoidance of doubt, the Consideration Spreadsheet, as delivered at the Closing, shall be conclusive and binding on VNC and the VNC Stockholders and shall be deemed to be representative of the provisions set forth in this Agreement. No fraction of a share of CHC Common Stock shall be issued by virtue of the First Merger, but in lieu thereof, each holder of VNC Common Stock who would otherwise be entitled to a fraction of a share of CHC Common Stock (after aggregating all fractional shares of CHC Common Stock that otherwise would be received by such holder) shall be automatically converted into the right to receive one full additional share of CHC Common Stock. For the avoidance of doubt, in no event shall CHC be obligated to pay more than $3,000,000 pursuant to this Agreement, which is the sum of the $2,000,000 in CHC Cash Consideration payable pursuant to this Section 1.6(a) and the $1,000,000 payable pursuant to Section 4.5.

(b) Cancellation of VNC Common Stock owned by VNC.   At the Effective Time, each share of VNC Common Stock that is owned by VNC or any subsidiary of VNC shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no CHC Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Merger Sub I Common Stock.  At the Effective Time, all shares of common stock, par value $0.0001 per share, of Merger Sub I issued and outstanding immediately prior to the Effective Time, shall be converted into and shall become one share of fully paid and non-assessable share of VNC Common Stock such that at the Effective Time, VNC shall be a wholly owned subsidiary of CHC.

(d) Warrants.   At the Effective Time, all warrants to purchase VNC Common Stock as listed in Section 2.3(c) of the VNC Disclosure Letter (the “VNC Warrants”) shall be treated as set forth in Section 4.4.

(e) Treatment of Merger Sub II Membership Interests. At the Second Effective Time, each share of common stock of the First-Step Surviving Corporation that is issued and outstanding immediately prior to the Second Effective Time shall be canceled and extinguished without any conversion thereof. At the Second Effective Time, each membership interest of Merger Sub II that is issued and outstanding immediately prior to the Second Effective Time will constitute one membership interest of the Surviving Company. Such membership interests shall be the only membership interests of the Surviving Company that are issued and outstanding immediately after the Second Effective Time, all of which will be held by CHC.

1.7 [RESERVED]

1.8 Payment of Merger Consideration.

(a) Closing Payments.  The Merger Consideration shall be paid by CHC at Closing as follows:

(i) 4,000,000 shares of CHC Common Stock, representing the Escrow Shares, shall be held by Truist Bank (an affiliate of Acquiom Financial LLC) in its capacity as escrow (the “Escrow Agent”), and subject to release to ClearTrust, LLC, as registrar and transfer agent (the “Transfer Agent”) for the account of the VNC Stockholders, or cancellation, in each case pursuant to the terms of Article VII and the escrow agreement to be entered into with the Escrow Agent substantially in the form of Exhibit D-2 hereto (the “Escrow Agreement”).

(ii) CHC shall deliver or cause to be delivered to Acquiom Financial LLC, as payments administrator (the “Paying Agent”) (i) the CHC Cash Consideration in immediately available funds less (A) the Representative Amount, less (B) the amounts payable pursuant to Section 4.4(b) (which, for the avoidance of doubt, shall be paid by CHC, or cause to be paid by VNC pursuant to Section 4.4(b)) and (C) less any amounts payable in excess of $1,000,000 in accordance with Section 4.5, and (ii) the number of shares of CHC Common Stock determined by subtracting the number of shares underlying the Adjusted CHC Options and Adjusted CHC Warrants to be issued pursuant to Section 4.4(a) from 12,000,000 (collectively, the “Closing Consideration”), which shall be used solely and exclusively for purposes of paying the consideration to the VNC Stockholders pursuant to Section 1.8(b), subject to compliance with Section 1.8(c)(i). At the Closing, CHC shall also deliver and pay to the Paying Agent, the aggregate amount equal to the sum of: (i) the amounts payable to each payee identified on Schedule 1.8(a)(ii) of the Consideration Spreadsheet, and (ii) the amount of transaction expenses to each payee identified on Schedule 1.8(a)(ii) of the Consideration Spreadsheet, with the Paying Agent to promptly pay such amounts to the applicable payees as shown on Schedule 1.8(a)(ii) of the Consideration Spreadsheet.

(b) Paying Agent.   Promptly following the Effective Time and its receipt of the Closing Consideration, the Paying Agent shall make the payments provided for in this Agreement to the VNC Stockholders in accordance with the wire instructions provided by each VNC Stockholder and consistent with the Consideration Spreadsheet and the Paying Agent Agreement.

(c) Exchange Procedures.

(i) As a condition of receiving their applicable portion of the Merger Consideration, each VNC Stockholder shall be required to deliver to the transfer agent such documents and items as customarily requested by transfer agents for transactions such as the Transactions, provided that the shares of VNC Common Stock converted pursuant to this Agreement are uncertificated and expressly do not need to be delivered in physical (or electronic) form to the transfer agent.

(ii) The shares of VNC Common Stock converted pursuant to this Agreement (the “Tendered Shares”) shall thereafter be cancelled.

(iii) No dividends or other distributions declared or made after the Effective Time with respect to CHC Common Stock with a record date on or after the Effective Time shall be paid to the holder of any un-surrendered Tendered Shares with respect to the shares of CHC Common Stock represented thereby until the holder of record of such Tendered Shares shall comply with the requirements of this Section 1.8. Subject to the effect of applicable Law, following surrender of any such Tendered Shares, there shall be issued to the record holder of whole shares of CHC Common Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of CHC Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CHC Common Stock.

(d) No Further Ownership Rights in VNC Common Stock.   All shares of CHC Common Stock issued upon the surrender for exchange of Tendered Shares in accordance with the terms hereof shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to such Tendered Shares. From and after the Effective Time, the stock transfer books of VNC shall be closed and there shall be no further registration of transfers on the stock transfer books of the First-Step Surviving Corporation of the shares of VNC Common Stock which were outstanding immediately prior to the Effective Time.

(e) Representative Amount. At the Closing, CHC shall deposit, or cause to be deposited, with the Stockholders’ Representative, by wire transfer of immediately available funds to an account designated by the Stockholders’ Representative prior to Closing, $200,000 (the “Representative Amount”). The Representative Amount shall be used for the purposes set forth in Section 7.5 and may be increased or decreased from time to time pursuant to the agreement of the VNC Stockholders with the Stockholders’ Representative. The Representative Amount will be deducted from the payments to the VNC Stockholders and the bonus recipients under Section 4.4A on a pro rata basis as shown on Schedule 1.8(e) of the Consideration Spreadsheet. To the extent any amount becomes payable out of the Representative Amount to the VNC Stockholders and the bonus recipients under Section 4.4(b) pursuant to Section 7.6, the Stockholders’ Representative shall cause such amount to be paid to the Paying Agent for distribution to the VNC Stockholders on a pro rata basis as shown on Schedule 1.8(e) of the Consideration Spreadsheet.

(f) Withholding Rights.  Each of the Paying Agent, First-Step Surviving Corporation, Merger Subs and CHC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of VNC Common Stock such amounts as the Paying Agent, First-Step Surviving Corporation, Merger Subs or CHC, as applicable, is required to deduct and withhold pursuant to the applicable rules under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or deducted in accordance with the provisions of this Section 1.8(e), and timely paid to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of VNC Common Stock in respect of which such deduction and withholding was made by the Paying Agent, First-Step Surviving Corporation, Merger Subs or CHC, as applicable. Notwithstanding anything in this Agreement to the contrary, in the event the Paying Agent, First-Step Surviving Corporation, Merger Subs or CHC (or any Affiliate thereof) determines that withholding or deduction is required pursuant to applicable tax Law with respect to any payment required to be made under this Agreement to any holder of shares of VNC Common Stock, the paying party shall provide such holder with a written notice of its intent to withhold or deduct from such payment as soon as reasonably practicable (and, in any case, with sufficient time to allow such holder to prepare and produce any documentation to eliminate or reduce such withholding or deduction). In connection with the foregoing, VNC shall deliver to CHC prior to the Closing a certificate signed by a duly authorized officer of VNC stating that the capital stock of VNC does not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying CHC’s obligations under Treasury Regulations Section 1.1445-2(c)(3), together with a properly executed notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), which CHC shall be authorized to deliver to the IRS on behalf of VNC following the Closing Date (the “FIRPTA Certificate”).

1.9 Tax Consequences.

(a) The First Merger and the Second Merger together are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. The Parties shall prepare all Tax Returns consistent with the foregoing intended treatment and shall not take any position inconsistent with the foregoing intention on any Tax Return or in any administrative or judicial proceeding, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

(b)  Each of VNC and CHC shall use their respective commercially reasonable efforts prior to the Effective Time to cause the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Code, and prior to the Effective Time shall not take any action reasonably likely to cause the Merger not so to qualify. CHC shall not take, or cause or permit its Affiliates to take, any action after the Effective Time that would cause the Mergers not to qualify as a reorganization within the meaning of Section 368(a) of the Code. Following the Mergers, the Surviving Company shall continue VNC’s historic business or will use a significant portion of VNC’s historic business assets in a business within the meaning of Section 1.368-1(d) of the United States Income Tax Regulations.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF VNC

VNC hereby represents and warrants to CHC, subject to such exceptions as are specifically disclosed in the disclosure letter supplied by VNC to CHC, dated as of the Agreement Date (the “VNC Disclosure Letter”), as set forth in this Article II.

2.1 Organization and Qualification; No Subsidiaries.

(a) VNC is a corporation duly organized, validly existing and in good standing under the Laws of Virginia and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. VNC is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“VNC Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such VNC Approvals would not, individually or in the aggregate, have or reasonably be expected to have a VNC Material Adverse Effect. VNC is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have or reasonably be expected to have a VNC Material Adverse Effect.

(b) No Subsidiaries. VNC has no subsidiaries and owns no debt, equity or other similar interest in any other Person. VNC has not agreed, nor is VNC obligated to make, and nor is VNC bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other Person. VNC does not directly or indirectly own any equity or similar interest in, or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any other Person.

2.2 Articles of Incorporation and Bylaws. VNC has previously furnished or made available to CHC complete and correct copies of VNC’s organizational documents (e.g., articles of incorporation and bylaws), as amended to date. Such organizational documents are in full force and effect. VNC is not in violation of any of the provisions of its organizational documents in any material respect.

2.3 Capital Stock of VNC.

(a) The authorized capital stock of VNC consists of 1,250 shares of VNC Common Stock, of which 602.8125 shares will be issued and outstanding as of the Agreement Date and held by the Persons listed on Schedule 2.3(a) of the VNC Disclosure Letter (the “VNC Cap Table”);

(b) There are no shares of VNC Common Stock or any VNC Derivative Security held in the treasury of VNC.

(c) Except as set forth on Schedule 2.3(c) of the VNC Disclosure Letter or in the Cap Table, VNC has no Derivative Security issued and outstanding, or any other obligation of any type pursuant to which any Person has any right to acquire or receive any equity securities of VNC.

(d) All outstanding shares of VNC Common Stock have been issued and granted in compliance in all material respects with: (i) all applicable domestic or foreign statutes, laws, rules, regulations or ordinances (each a “Law”) applicable to the issuance and sale of securities, and any domestic or foreign judgments, decrees, orders, writs, permits or licenses (each an “Order”) or otherwise put into effect by or under the authority of any Governmental Entity; and (ii) all requirements set forth in applicable Contracts.

(e) There are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which VNC is a party or by which it is bound with respect to any equity security of any class of VNC.

(f) The outstanding VNC Common Stock is uncertificated.

2.4 Authority Relative to this Agreement. VNC has all necessary corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party (the “VNC Transaction Documents”) and to perform its obligations hereunder and thereunder and, subject to obtaining VNC Stockholders’ Approval, to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the VNC Transaction Documents by VNC and the consummation by VNC of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of VNC and no other corporate proceedings on the part of VNC are necessary to authorize this Agreement and the VNC Transaction Documents or to consummate the transactions so contemplated (other than, with respect to the Merger, VNC Stockholders’ Approval). This Agreement and the VNC Transaction Documents have been duly and validly executed and delivered by VNC and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the legal and binding obligation of VNC, enforceable against VNC in accordance with their respective terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the VNC Transaction Documents by VNC do not, and, subject to obtaining VNC Stockholders’ Approval, the performance of this Agreement and the Transaction Documents by VNC will not: (i) conflict with or violate the organizational documents of VNC; (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications set forth in Section 2.5(b) (or Section 2.5(a) of the VNC Disclosure Letter), conflict with or violate any Law applicable to VNC or by which its properties are bound or affected; (iii) except as set forth in Section 2.5(a) of the VNC Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair VNC’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of VNC pursuant to, any material Contract to which VNC is a party or by which VNC or any of its properties are bound or affected; or (iv) other than as set forth in Section 4.4(b) or other provisions of this Agreement or in Section 2.3 of the VNC Disclosure Letter, cause the acceleration of any vesting of any awards for or rights to VNC Common Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of VNC Common Stock, except in the case of clauses (ii) and (iii), to the extent such conflict, violation, breach, default, impairment or other effect would not, individually or in the aggregate, reasonably be expected to have a VNC Material Adverse Effect.

(b) The execution and delivery of this Agreement and the VNC Transaction Documents by VNC does not, and the performance of this Agreement and the VNC Transaction Documents by VNC will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any court, federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (each, a “Governmental Entity” and, collectively, “Governmental Entities”), except for: (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and U.S. state securities laws (“Blue Sky Laws”); (ii) the filing and recordation of the Articles of Merger as required by the VSCA, as applicable; and (iii) such consents, approvals, authorizations, permits, registrations, filings or notifications which, if not obtained or made, would not have a VNC Material Adverse Effect.

(c) On the basis of the certificates or acknowledgements executed by the stockholders and the holders of Derivative Securities of VNC, to the Knowledge of VNC, there are not more than 35 holders of VNC Common Stock or VNC Derivative Securities that are not an “accredited investor” as such term is defined under Regulation D promulgated under the Securities Act; provided that the representation with respect to the holders of the Derivative Securities of VNC shall only be to the extent that the issuance of the CHC Common Stock to the holders of Derivative Securities of VNC is required to qualify for an exemption from the registration requirements under Section 5 of the Securities Act.

2.6 Financial Statements.

(a) VNC is not required to file any reports or documents with the SEC.

(b) The unaudited interim consolidated financial statements of VNC as of and for the annual period ending December 31, 2019, including, in each case, the notes, if any, thereto (collectively, the “VNC Financial Statements”): (i) were prepared in accordance with generally accepted accounting principles of the United States applied on a consistent basis during the periods involved (“GAAP”), except as may be indicated therein in the notes thereto; (ii) fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to VNC) and the absence of complete footnotes) in all material respects the financial position of VNC as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended; and (iii) were compiled from, and are consistent with, the books and records of VNC, which books and records are accurate and complete in all material respects.

(c) VNC is not a party to, nor does VNC have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among VNC, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, VNC in VNC’s financial statements.

(d) VNC does not currently have outstanding (and will not have outstanding on the Closing Date) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”)) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of VNC.

2.7 Compliance; Permits.

(a) Except as set forth in Section 2.7(a) of the VNC Disclosure Letter, VNC is not in conflict with, or in default or violation of: (i) any Law or Order applicable to VNC, or by which any of its respective properties is bound or affected; or (ii) any Contract to which VNC is a party or by which VNC or any of its respective properties is bound or affected, except for any conflicts, defaults or violations of such Laws, Orders or Contracts that (individually or in the aggregate) would not have or reasonably be expected to have a VNC Material Adverse Effect. No Governmental Entity has indicated in writing to VNC an intention to conduct an investigation or review against VNC, and, to the Knowledge of VNC, no investigation or review by any Governmental Entity is pending or threatened against VNC.

(b) VNC holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of VNC as currently conducted (collectively, the “VNC Permits”). To the Knowledge of VNC, VNC is in compliance in all material respects with the terms of each of the VNC Permits applicable to it.

2.8 No Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of December 31, 2019 included in the VNC Financial Statements or as disclosed in Section 2.8 of the VNC Disclosure Letter or with respect to fees and expenses of third parties engaged in connection with the Merger and the transactions contemplated by this Agreement, VNC has not at such date, and has not incurred since such date, any Liabilities, except Liabilities or obligations which were incurred in the Ordinary Course of Business consistent with past practice (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or a Legal Action for environmental Liability), or Liabilities which, in the aggregate would not be reasonably expected to have an aggregate obligation amount in excess of $250,000.

2.9 Absence of Certain Changes or Events. Since December 31, 2019, except as described in Section 2.9 of the VNC Disclosure Letter or pursuant to this Agreement (including Section 4.4(b)); VNC has not:

(a) sold or transferred (including licensed) or otherwise disposed of any material portion of its assets or properties that would be material to VNC, except for sales or transfers in the Ordinary Course of Business consistent with past practice;

(b) suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or act of God that is not covered by insurance;

(c) suffered any change to its businesses, other than in the Ordinary Course of Business consistent with past practice, which has had, or would reasonably be expected to have, a VNC Material Adverse Effect;

(d) entered into any Contract that would constitute a VNC Material Agreement, other than in the Ordinary Course of Business consistent with past practice;

(e) terminated or materially modified, waived any material right under or cancelled any VNC Material Agreement or waived any material right with respect to any of the items disclosed in Section 2.18 of the VNC Disclosure Letter;

(f) incurred any Liens on any material assets or property, or any losses, damages, deficiencies, Liabilities, except for Liabilities incurred in the Ordinary Course of Business consistent with past practice which are not material to its businesses;

(g) granted any registration rights with respect to any of its securities;

(h) paid or declared any dividends or other distributions on its equity securities of any class or issued, purchased or redeemed any of its equity securities of any class;

(i) transferred, assigned or granted any license or sublicense of any material rights under, or with respect to, items disclosed in Section 2.17 of the VNC Disclosure Letter, other than in the Ordinary Course of Business consistent with past practice;

(j) made any material capital expenditures;

(k) split, combined or reclassified any shares of its equity securities;

(l) made any capital investment in, or any loan to, any other Person;

(m) amended any of its organizational or constituent documents;

(n) paid any bonuses to, or materially increased any bonuses, salaries, or other compensation to, any director, officer, or employee except in the Ordinary Course of Business consistent with past practice;

(o) made any payments to any Related Party other than as described in Section 2.21 of the VNC Disclosure Letter and other than wages and benefits as set forth in the payroll register of VNC provided in Section 2.21 of the VNC Disclosure Letter.

(p) adopted, modified or increased payments or benefits to any Person other than for regular annual raises that are consistent with past practices and that are reflected in the current payroll register of VNC provided in Section 2.21 of the VNC Disclosure Letter;

(q) entered into, terminated, or received notice of termination of any (a) license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (b) Contract or transaction involving a total remaining commitment of at least $100,000;

(r) materially changed any accounting method, assumption or period, made, changed or revoked any material Tax election, filed an income or other material Tax Return in a jurisdiction in which a Tax Return was not previously filed, failed to file any income or other material Tax Return (taking into account extensions of time to file), consented to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, entered into a closing agreement, or settled any administrative or judicial proceeding related to Taxes;

(s) changed any of the material terms in any material respect for the license of its products and services;

(t) instituted, settled or compromised any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $50,000 in the aggregate; or

(u) agreed or committed, whether orally or in writing, to do any of the foregoing.

2.10 Absence of Litigation. Except as otherwise provided in Section 2.10 of the VNC Disclosure Letter, to the Knowledge of VNC, there are no Legal Actions pending or threatened against VNC, or any properties or rights of VNC, before any Governmental Entity, including, for the avoidance of doubt, the SEC.

2.11 Employee Benefit Plans.

(a) Employee Plans.

(i) Other than those plans, policies or programs required to be maintained by applicable law, Section 2.11(a) of the VNC Disclosure Letter lists each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by:

(A) VNC; or

(B) any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with VNC within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code (a “VNC ERISA Affiliate”), under which VNC or any VNC ERISA Affiliate has any Liability with respect to any current or former employee, director, officer or independent contractor of VNC (the “VNC Plans”).

(ii) VNC has made available to CHC, as applicable:

(A) correct and complete copies of all documents embodying each VNC Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such VNC Plan (or, in the case of any unwritten VNC Plan, a written summary of the material provisions of such plan or agreement);

(B) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each VNC Plan;

(C) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each VNC Plan;

(D) all IRS determination, opinion, notification and advisory letters;

(E) all material correspondence to or from any Governmental Entity relating to any VNC Plan;

(F) to the extent available, all discrimination tests for each VNC Plan for the most recent three (3) plan years;

(G) the most recent annual actuarial valuations and/or periodic accounting, if any, prepared for each VNC Plan;

(H) all material written agreements and contracts relating to each VNC Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;

(I) all material communications generally distributed to all employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability under any VNC Plan or proposed VNC Plan; and

(J) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each VNC Plan.

(b) Each member of VNC and each VNC ERISA Affiliate is in compliance in all material respects with the provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) applicable to the VNC Plans. Each VNC Plan is and has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) which are applicable to such VNC Plans.

(c) No Legal Action (excluding individual claims for benefits incurred in the normal operation of each VNC Plan) has been brought, or to the Knowledge of VNC is threatened, against or with respect to any such VNC Plan. No member of VNC has received any correspondence from the IRS or the DOL regarding, and, to the Knowledge of VNC, there are no audits, enquiries or proceedings pending or, threatened by the IRS or the DOL with respect to any VNC Plans. All contributions, reserves or premium payments required to be made or accrued as of the Closing Date to the VNC Plans have or will have been timely made or accrued.

(d) Any VNC Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained (or has an outstanding application for or, in the case of a prototype plan, is entitled to rely upon) a favorable determination, notification, advisory and/or an opinion letter, as applicable, as to its qualified status from the IRS, and, to the Knowledge of VNC, nothing has occurred with regard to each such pension plan and the related trusts that could jeopardize such qualified status and exemption from taxation under Section 501(a) of the Code. VNC does not have any plan or commitment to establish any new VNC Plan, to materially modify any VNC Plan (except to the extent required by Law or to conform any such VNC Plan to the requirements of any applicable Law, in each case as previously disclosed to CHC in writing, or as required by this Agreement), or to enter into any new VNC Plan.

(e) No VNC Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither VNC nor any VNC ERISA Affiliate has ever contributed to or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither VNC nor any VNC ERISA Affiliate has any Liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. VNC is not subject to any Liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA (other than routine claims for benefits under any VNC Plan). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any VNC Plan that would reasonably be expected to impose a material Liability on VNC.

(f) VNC does not have and is not required to have any International Employee Plans.

(g) VNC and each VNC ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder (“COBRA”). None of the VNC Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by applicable Law, and VNC has not represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by Law.

(h) Except as set forth in Section 2.11(h) of the VNC Disclosure Letter or in this Agreement (inclusive of Section 4.4(b)), neither the execution and delivery of this Agreement or the VNC Transaction Documents nor the consummation of the Contemplated Transactions, solely by themselves, will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of VNC under any VNC Plan or otherwise; (ii) increase any benefits otherwise payable by VNC to any employee or service provider; (iii) limit the right to merge, amend or terminate any VNC Plan; or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(i) No payment or benefit that will or may be made by VNC or its ERISA Affiliates with respect to any employee, former employee, director, officer or independent contractor of VNC, either alone or in conjunction with any other payment, event or occurrence, (X) will or would reasonably be characterized as an “excess parachute payment” under Section 280G of the Code or (Y) will not be fully deductible as a result of Section 162(m) of the Code. There is no Contract to which VNC is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(j) Section 2.11(j) of the VNC Disclosure Letter sets forth the name, title and current annual salary of all employees of VNC.

(k) Except as would not reasonably be expected to result in a material liability to VNC, each VNC Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such VNC Plan is subject to tax under Section 409A of the Code.

(l) VNC and each VNC ERISA Affiliate has, for purposes of each VNC Plan, correctly classified all individuals performing services for VNC as common law employees, leased employees, independent contractors or agents, as applicable.

2.12 Labor Matters.

(a) VNC is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by VNC nor does VNC know of any activities or proceedings of any labor union to organize any such employees. VNC does not have any Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of VNC.

(b) Except as disclosed in Section 2.12(b) of the VNC Disclosure Letter, during the past three (3) years: (i) VNC is and has been in material compliance with all applicable Laws with respect to labor and employment, including, without limitation, Laws with respect to fair employment practices, discrimination, immigration and naturalization, retaliation, work place safety and health, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment and wages and hours; (ii) to the Knowledge of VNC, there have been no Legal Actions pending before any Governmental Entity, or threats thereof with respect to labor and employment matters, including Legal Actions between VNC (on the one hand) and any of the current or former employees or current or former workers of VNC (on the other hand); (iii) there have been no written notices of charges of discrimination in employment or employment practices for any reason or noncompliance with any other Law with respect to labor or employment that have been asserted, or, to the Knowledge of VNC, overt threats thereof, before the United States Equal Employment Opportunity Commission or any other Governmental Entity; (iv) VNC has not been a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to the current or former employees or employment practices; and (v) to the Knowledge of VNC, VNC has not been subject to any audit or investigation by the Occupational Safety and Health Administration, the DOL, or other Governmental Entity with respect to labor or employment Laws or with respect to the employees of VNC, or subject to fines, penalties, or assessments associated with such audits or investigations.

(c) To the Knowledge of VNC, all of the employees of VNC are: (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government.

(d) To the Knowledge of VNC, VNC has properly treated all individuals performing rendered services to VNC as employees, leased employees, independent contractors or agents, as applicable, for all federal, state, local and foreign Tax purposes. Within the last six (6) years there has been no determination by any Governmental Entity that any independent contractor is an employee of VNC.

2.13 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon VNC or to which VNC is a party which has or would reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of VNC, any acquisition of property by VNC or the conduct of business by VNC as currently conducted.

2.14 Title to Property.

(a) VNC owns no real property. Section 2.14 of the VNC Disclosure Letter identifies by street address all real property leased or subleased by VNC (the “VNC Leased Real Estate”). All VNC Leased Real Estate is leased or licensed to VNC pursuant to written leases or Contracts, complete and accurate copies of which have been previously delivered or made available to CHC (collectively the “VNC Leases”). VNC has a valid leasehold interest in VNC Leased Real Estate, free and clear of all Liens. VNC has not subleased any VNC Leased Real Estate. VNC Leased Real Estate is not subject to any third-party licenses, concessions, leases or tenancies of any kind, except as indicated on Section 2.14 of the VNC Disclosure Letter. VNC Leases are in full force and effect. To the Knowledge of VNC, there are no defaults in any material respect on the part of any landlord, sublandlord, licensor or VNC under the VNC Leases. VNC has performed in all material respects all of the obligations on its part to be performed under the VNC Leases. No written consent of any landlord or sublandlord or any licensor under VNC Leases is required or necessary in order to consummate the transactions contemplated by this Agreement and the VNC Transaction Documents except as otherwise provided in Section 2.14 of the VNC Disclosure Letter.

(b) VNC has not received written notice that the use or occupancy of VNC Leased Real Estate violates in any material respect any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any material permits necessary to the current use thereof have not been obtained.

(c) There are no pending or, to the Knowledge of VNC, threatened, condemnation proceedings with respect to any material portion of VNC Leased Real Estate.

2.15 Taxes.

(a) Definition of Taxes.  For all purposes of and under this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties and impositions relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties, backup withholding and additions imposed with respect to such amounts.

(b) Tax Returns and Audits. Except as may be disclosed by VNC in Section 2.15 of the VNC Disclosure Letter:

(i) VNC has timely filed all material federal, state, local and foreign returns, declarations, estimates, information statements and reports (including any schedule or attachment thereto) relating to Taxes (“Tax Returns”) required to be filed by VNC, in all the jurisdictions in which it is or was required to file. Such Tax Returns are true and correct in all material respects, have been completed in all material respects in accordance with applicable Law, and all Taxes shown to be due on such Tax Returns have been paid.

(ii) VNC has delivered or made available to CHC correct and complete copies of all Tax Returns (including extensions thereof), examination reports, statements of deficiencies assessed against or agreed to by VNC, and other material correspondence with Taxing authorities filed or received with respect to periods beginning on or after January 1, 2017. There are no liens for Taxes (other than Taxes not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been established) upon any assets of VNC or its stock. All Taxes not yet due and payable have been properly accrued on the books of VNC, and adequate reserves have been established therefor; the charges, accruals and reserves for Taxes provided for on the financial statements delivered to CHC are adequate in all material respects.

(iii) There is no Tax deficiency outstanding, proposed in writing or assessed against VNC by a Taxing authority, nor has VNC executed any unexpired waiver or extension of any statute of limitations for the assessment, reassessment or collection of any Tax, and no power of attorney granted by VNC with respect to any Taxes is currently in force.

(iv) No Tax audits or other administrative proceedings or court proceedings are presently pending or in progress with regard to any Taxes or Tax Returns of VNC.

(v) VNC has not been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes. VNC has not been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes.

(vi) VNC has (i) withheld all amounts required to be withheld from its employees, agents, contractors and nonresident stockholders and remitted such amounts to the proper agencies; (ii) paid all required employer contributions and premiums and (iii) filed all Tax Returns with respect to employee income tax withholdings, Social Security and unemployment taxes and premiums, and other payroll Taxes, all in compliance with the withholding Tax provisions of applicable Tax laws.

(vii) VNC has not entered into any closing agreement which affects any Taxes of VNC for any taxable year ending after the Closing Date. VNC is not a party to any Tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(viii) VNC has not agreed to, and is not required to, make any adjustment by reason of a change in accounting method that affects any taxable year ending after the Closing Date (other than changes required by the Mergers). No Taxing authority has proposed to VNC any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. VNC does not have any application pending with any Taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

(ix) No asset of VNC is “tax exempt use property” under Code Section 168(h). No portion of the cost of any asset of VNC has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code Section 103(a).

(x) None of the assets of VNC is property that VNC is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(xi) No written claim has been made by a Taxing authority that VNC has not properly paid Taxes or filed Tax Returns in a jurisdiction in which VNC does not file a Tax Return.

(xii) In the past five (5) years, VNC has not been a party to a transaction that has been reported as a reorganization within the meaning of Code Section 368 or distributed a corporation (or been distributed) in a transaction that is reported to qualify under Code Section 355 or Section 356.

(xiii) VNC has not engaged in any transaction which is a “listed transaction” within the meaning of Income Tax Regulation Section 1.6011-4(b)(2), or otherwise a “reportable transaction” for purposes of Code Section 6011, that could affect the income Tax liability for any taxable year not closed by the statute of limitations.

(c) Continuity of Interest.   To the Knowledge of VNC, prior to the Merger, VNC’s stockholders did not dispose of any VNC Common Stock to VNC or to any Person related to VNC or receive any distribution from VNC in a manner that would cause the Merger to violate the continuity of stockholder interest requirement set forth in Section 1.368-1(e) of the United States Income Tax Regulations.

(d)  No Other Actions.   To the Knowledge of VNC, neither VNC nor any of its officers or directors has taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.16 Environmental Matters.

(a) To the Knowledge of VNC, VNC is in compliance, in all material respects, with all applicable Environmental Laws and Environmental Permits.

(b) VNC is not required to hold any Environmental Permits for the operation of its businesses.

(c) To the Knowledge of VNC, there is no Environmental Claim pending or overtly threatened against VNC nor is there any reasonable basis for any such claim or any Liability, in each case, under any applicable Environmental Law.

2.17 Intellectual Property.

(a) Section 2.17(a) of the VNC Disclosure Letter contains an accurate and complete list of all VNC Registered Intellectual Property Rights, specifying as to each such Registered Intellectual Property Right, as applicable: (i) the jurisdictions by or in which such Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (ii) the registration or application numbers thereof. Section 2.17(a) of the VNC Disclosure Letter contains an accurate and complete list of all VNC Intellectual Property Rights that are material to the business of VNC. Section 2.17(a) of the VNC Disclosure Letter contains an accurate and complete list of all material Computer Software that is owned, licensed, leased or otherwise used in the business of VNC, excluding (x) commercially available “shrink-wrap” software, and (y) Computer Software that VNC receives as “free software,” “open source software” or under a similar licensing or distribution model. Section 2.17(a) of the VNC Disclosure Letter identifies which Computer Software is owned, licensed, leased or otherwise used in the business of VNC. Section 2.17(a) of the VNC Disclosure Letter lists all material Computer Software and service offerings that have been licensed, sold, distributed or provided to third parties on or after January 1, 2016 under which VNC is obligated to provide maintenance or support (collectively, “VNC Products”). VNC does not own or have any interest in any patents or patent applications.

(b) Section 2.17(b) of the VNC Disclosure Letter lists any License Agreements and Contracts under which VNC has granted any third-party rights that are exclusive, or exclusive of all other third parties, to use, sublicense, resell or distribute any VNC Intellectual Property Right. Section 2.17(b) of the VNC Disclosure Letter lists any License Agreements and Contracts under which (x) VNC has deposited or is obligated to deposit source code or other proprietary materials in escrow for the benefit of a third party, or (y) a third party is or under any circumstances may be entitled to receive source code directly from VNC or from escrow.

(c) VNC is not a party to any License Agreements, forbearances to sue, consents, judgments, orders or similar obligations, in each case, that restrict the rights of VNC to use or enforce any VNC Intellectual Property Rights.

(d) VNC owns all right, title, and interest, free and clear of all security interests and similar encumbrances, in and to all VNC Intellectual Property Rights. Except as listed in Section 2.17(d) of the VNC Disclosure Letter, VNC is listed in the records of the appropriate United States, state or foreign agency as the sole owner for each VNC Registered Intellectual Property Right.

(e) To the Knowledge of VNC, VNC’s Licensed Intellectual Property Rights and VNC Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to conduct the business of VNC as currently conducted. To VNC’s Knowledge, the conduct of the business of VNC as such business is currently conducted, including the design, development, marketing and sale of VNC Products and services: (i) does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party; and (ii) does not constitute unfair competition or unfair trade practices under the Laws in the United States.

(f) VNC has not received any written, or, to the Knowledge of VNC, oral, communications from any third party that claim that the operation of the business of VNC, or any act of VNC, or any VNC Product or service, or the use of any VNC Product or service, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party or constitutes unfair competition or unfair trade practices under the Laws of any jurisdiction. VNC has not received any written communication from a third party pursuant to which the third party offered VNC a license to use any technology or Intellectual Property Rights in order to avoid a claim of infringement or misappropriation.

(g) VNC has not received written notice of, and there is no pending or, to the Knowledge of VNC, threatened, Legal Action by a third party before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability or registrability of any VNC Intellectual Property Rights. There is no pending or, to the Knowledge of VNC, threatened, Legal Action relating to the business of VNC before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability, or registrability of any of VNC’s Licensed Intellectual Property Rights or the rights of VNC to use or exploit any of VNC’s Licensed Intellectual Property Rights, in each case, other than as would not be reasonably expected to result in a VNC Material Adverse Effect.

(h) To the Knowledge of VNC, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any VNC Intellectual Property Rights. VNC has not brought any Legal Action against any third-party alleging infringement, misappropriation or violation of VNC Intellectual Property Rights that remain unresolved. VNC has the sole and exclusive right to bring a Legal Action against a third party for infringement or violation of VNC Intellectual Property Rights.

(i) To the Knowledge of VNC, VNC Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and, with respect to VNC Registered Intellectual Property Rights only, are valid and enforceable. To the Knowledge of VNC, neither VNC nor any of its officers, employees or agents have knowingly done, or failed to do, any act or thing which may, after the Effective Time, materially prejudice the validity or enforceability of any VNC Intellectual Property Rights. All necessary registration, maintenance and renewal fees in connection with any VNC Registered Intellectual Property Rights have been paid and all necessary documents, recordations and certificates in connection with such VNC Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such VNC Registered Intellectual Property Rights.

(j) VNC has made commercially reasonable efforts to protect its trade secrets and preserve their status as intellectual property under applicable Law. VNC’s practice is to require all employees, contractors and other parties having access to such trade secrets to execute a proprietary information/confidentiality agreement with VNC.

(k) Following the Effective Time, the Surviving Company will be permitted to exercise all of the rights of VNC under such License Agreements or Contracts to the same extent VNC would have been able to had the Contemplated Transactions not occurred and without the payment of additional amounts or consideration other than ongoing fees, royalties or payments which VNC would otherwise be required to pay. The consummation of the Mergers and the Contemplated Transactions will not: (i) result in the breach, modification, cancellation, termination, or suspension of any of VNC’s License Agreements or any Contract with any customer of VNC, or give any Person (other than VNC) or a party to any of VNC’s License Agreements or any Contract with any customer of VNC the right to do any of the foregoing; (ii) give rise to a right by any third party to obtain, directly from VNC or from escrow, source code for Computer Software or other proprietary materials of VNC; (iii) result in the loss or impairment of VNC’s ownership of or right to use VNC Intellectual Property Rights or Licensed Intellectual Property Rights; or (iv) cause the Surviving Company or any of its Affiliates (x) to be bound by any non-compete or other restriction on the operation of any business or (y) to grant any rights or licenses to any Intellectual Property Rights of the Surviving Company or any of its Affiliates to a third party (including, without limitation, a covenant not to sue).

(l) To VNC’s Knowledge, since December 31, 2017, VNC has complied in all material respects with all applicable Laws and regulations relating to privacy, data protection and the collection and use of personally identifiable information gathered or accessed in the course of the operations of VNC. VNC has complied in all material respects with all rules, policies and procedures established by VNC from time to time with respect to the foregoing, if any. No claims are pending or, to VNC’s Knowledge, threatened or likely to be asserted, against VNC by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, regulations, rules, policies or procedures. To VNC’s Knowledge, the consummation of the Merger and the Contemplated Transactions will not breach or otherwise cause any violation of any such Laws, regulations, rules, policies or procedures.

(m) With respect to sensitive personally identifiable information, to VNC’s Knowledge, VNC has taken all commercially reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of VNC, there has been no unauthorized access to or other misuse of that information.

2.18 Material Agreements. Section 2.18 of the VNC Disclosure Letter sets forth a list of all VNC Material Agreements. All of the VNC Material Agreements are in full force and effect and constitute the valid, legal and binding obligation of VNC and, to the Knowledge of VNC, constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law). There are no material breaches or defaults by VNC under any of the VNC Material Agreements or, to the Knowledge of VNC, events which with notice or the passage of time would constitute a material breach or default by VNC, and, to the Knowledge of VNC, there is no material breach or default from any other party under any of the VNC Material Agreements. VNC has made available to CHC true and complete copies of all VNC Material Agreements, including all amendments thereto. All consents and approvals required under the VNC Material Agreements in order for the Transactions to be consummated without a breach or default occurring under the VNC Material Agreements have been obtained and are in full force and effect as of the Agreement Date.

2.19 Customers and Suppliers. VNC has delivered or made available to CHC a list identifying each customer of VNC from which, for the twelve (12) month period ended December 31, 2019, VNC received revenue in excess of  $100,000 for such period (collectively, “VNC Major Customers”). Section 2.19 of the VNC Disclosure Letter sets forth the names of the ten (10) largest suppliers (by expenditure) to VNC for the twelve (12) month period ended December 31, 2019. Within the preceding twelve (12) months, VNC has not received written or, to the Knowledge of VNC, oral, notice that any VNC Major Customer or supplier listed in Section 2.19 of the VNC Disclosure Letter has: (i) threatened to cancel, suspend or otherwise terminate, or intends to cancel, suspend or otherwise terminate, any relationships of such Person with VNC; (ii) decreased materially or threatened to stop, decrease or limit materially, or intends to modify materially its relationships with VNC; or (iii) intends to refuse to pay any amount due to VNC or seek to exercise any remedy against VNC. VNC has not, within the past twelve (12) months, been engaged in any material dispute with any VNC Major Customer or supplier listed in Section 2.19 of the VNC Disclosure Letter. VNC is in compliance in all material respects with the insurance requirements set forth in its agreements with each of its customers.

2.20 Agreements with Regulatory Agencies. VNC is not (a) subject to any cease-and-desist or other Order issued by, (b) a party to any Contract, consent agreement or memorandum of understanding with, (c) a party to any commitment letter or similar undertaking to, (d) subject to any order or directive by, (e) a recipient of any extraordinary supervisory letter from, and (f) has not adopted any board resolutions at the request of  (each of clauses (a)-(e) of this Section 2.20, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, or would reasonably be expected, following the Merger and the consummation of the Contemplated Transactions, to impair in any material respect the Surviving Company’s ability to conduct the business of VNC after the Effective Time, as presently conducted. VNC has not been informed in writing by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Regulatory Agreement, except for any such proposed Regulatory Agreements that, individually or in the aggregate, would not have or reasonably be expected to result in a VNC Material Adverse Effect.

2.21 Related Party Transactions. Other than in respect of Contracts, interests related to employment or consulting or contracting in the Ordinary Course of Business, with respect to options or warrants issued as shown on the VNC Cap Table, or as disclosed in Section 2.21 of the VNC Disclosure Letter, no Related Party is a party to any Contract with or binding upon VNC or any of its assets, rights or properties or has any interest in any property owned by VNC or has engaged in any transaction with any of the foregoing within the last twelve (12) months or during the calendar year 2019.

2.22 Accounts Receivable. The accounts receivable of VNC represent or will represent valid, bona fide claims against debtors for sales or other charges arising from sales actually made or services actually performed by VNC in the Ordinary Course of Business and in conformity in all material respects with the applicable purchase orders, agreements and specifications, and such accounts receivable are not, to the Knowledge of VNC, subject to any material defenses, set-offs or counterclaims. VNC has performed in all material respects all obligations with respect to such accounts receivable which it was obligated to perform. VNC will bill all unbilled receivables in the Ordinary Course of Business consistent with past practice.

2.23 Deferred Revenue. The deferred revenue balance of VNC represents or will represent valid, bona fide obligations of VNC to perform services in the Ordinary Course of Business consistent with past practices and the amount of cash payable to VNC under such Contracts (including amounts that will have been paid as of the Effective Time) has not been modified or accelerated in any material respects from the payment obligations of the agreement when initially executed and delivered. To the Knowledge of VNC, the obligations of VNC under the Contracts underlying the deferred revenue amounts of VNC were incurred in the Ordinary Course of Business consistent with past practices.

2.24 Insurance. All casualty, general liability, business interruption, product liability, director and officer liability, worker’s compensation, environmental, automobile and sprinkler and water damage and other insurance policies and bond and surety arrangements maintained by VNC are listed in Section 2.24 of the VNC Disclosure Letter (the “VNC Insurance Policies”) and true and complete copies of the VNC Insurance Policies have been made available to CHC. VNC has not received any written notice of cancellation or premium increase with respect to or alteration of coverage under any VNC Insurance Policy with respect to such VNC Insurance Policies other than such that are consistent with insurance policy premium increases and coverages, generally. There are no claims related to the business of VNC pending under any VNC Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

2.25 Board Approval. The Board of Directors of VNC has unanimously: (i) approved this Agreement and the Contemplated Transactions; (ii) determined that the First Merger is fair to and in the best interests of the stockholders of VNC; and (iii) recommended that the stockholders of VNC approve and adopt this Agreement and approve the First Merger (collectively, the “VNC Board Recommendation”).

2.26 Stockholder Approval. The holders of the outstanding shares of VNC Common Stock have (i) approved this Agreement and the Contemplated Transactions; and (ii) determined that the First Merger is fair to and in the best interests of the stockholders of VNC.

2.27 Brokers. VNC has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CHC

CHC hereby represents and warrants to VNC, subject to such exceptions as are specifically disclosed in writing (with reference to a specific section of this Agreement to which each such exception applies) in the disclosure letter supplied by CHC to VNC, dated as of the Agreement Date  (the “CHC Disclosure Letter”) or as disclosed in the CHC SEC Documents, as set forth below in this Article III. As used in this Article III, unless the context indicates otherwise, the term “CHC Group” (as defined in Section 3.1(a)) means each entity comprising the CHC Group.

3.1 Organization and Qualification; Subsidiaries.

(a) Each of CHC and its wholly owned subsidiaries disclosed on Section 3.1(a) of the CHC Disclosure Letter (together, the “CHC Subsidiaries” and, together with CHC, the “CHC Group”), is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite corporate or company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The CHC Group is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“CHC Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such CHC Approvals would not, individually or in the aggregate, have or reasonably be expected to have a CHC Material Adverse Effect. Each member of the CHC Group is duly qualified or licensed as a foreign corporation or company, as applicable, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have or reasonably be expected to have a CHC Material Adverse Effect. CHC directly owns beneficially and of record all outstanding equity interests of Merger Subs, and no other Person holds any capital stock and other equity interests of Merger Subs nor has any rights to acquire any interest in Merger Subs. Merger Sub II is a disregarded entity for federal income tax purposes, and no election has or shall be made to treat Merger Sub II as anything other than a disregarded entity for federal income tax purposes if such election may adversely affect the Mergers from qualifying as a reorganization under Section 368(a) of the Code.

(b) No Subsidiaries. CHC has no subsidiaries, except for the CHC Subsidiaries, and owns no debt, equity or other similar interest in any other Person, except for the CHC Subsidiaries. None of the CHC Subsidiaries own any debt, equity or other similar interest in any other Person, except for one or more CHC Subsidiaries. No member of the CHC Group has agreed, nor is any such Person obligated to make, and nor is any such Person bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other Person. No member of the CHC Group directly or indirectly owns any equity or similar interest in, or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any other Person other than one or more CHC Subsidiaries.

(c) No Prior Merger Sub Operations. The Merger Subs were formed solely for the purpose of effecting the Mergers and have not engaged in any business activities or conducted any operations other than in connection with the Mergers.

3.2 Articles of Incorporation and Bylaws. CHC has previously furnished or made available to VNC complete and correct copies of the organizational documents of each member of the CHC Group (e.g., articles or certificate of incorporation, certificate of formation, by-laws, operating agreement), as amended to date. Such organizational documents are in full force and effect. No member of the CHC Group is in violation of any of the provisions of its organizational documents in any material respect.

3.3 Capital Stock of CHC. The authorized and issued capital stock of CHC consists of the following:

(a) Preferred stock, $0.0001 par value: authorized shares of 100,000,000, of which no shares are designated, issued or outstanding.

(b) CHC Common Stock, $0.0001 par value: authorized shares 300,000,000 of which 128,730,969 shares are issued and outstanding as of the date hereof and, except for any shares of CHC Common Stock to be issued in the Private Placement or upon the exercise or conversion of any Derivative Security of CHC outstanding on the date hereof, immediately prior to the Effective Time;

(c) Except as set forth on Schedule 3.3(c) of the CHC Disclosure Letter, CHC has no Derivative Security issued and outstanding, or any other obligation of any type pursuant to which any Person has any right to acquire or receive any equity securities of CHC.

(d) All outstanding shares of CHC Common Stock have been issued and granted in compliance in all material respects with: (i) all applicable domestic or foreign statutes, laws, rules, regulations or ordinances (each a “Law”) relating to the issuance of securities, and any domestic or foreign judgments, decrees, orders, writs, permits or licenses (each an “Order”) or otherwise put into effect by or under the authority of any Governmental Entity; and (ii) all requirements set forth in applicable Contracts.

(e) There are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which CHC is a party or by which it is bound with respect to any equity security of any class of CHC.

(f) The authorized capital stock of Merger Sub I consists of ten shares of common stock, par value $0.0001 per share, of which one share is issued and outstanding, and which is owned by CHC. The authorized equity securities of Merger Sub II consist of membership interests, all of which are owned by CHC.

(g) There are no Derivative Securities issued by Merger Sub I, Merger Sub II, or any other CHC Subsidiary (or otherwise outstanding).

3.4 Authority Relative to this Agreement. CHC and each of the Merger Subs has all necessary corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party (the “CHC Transaction Documents”) and to perform its obligations hereunder and thereunder and, to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the CHC Transaction Documents by CHC and Merger Subs, and the consummation by CHC and Merger Subs of the Contemplated Transactions, have been duly and validly authorized by all necessary corporate action on the part of CHC and Merger Subs, and no other corporate proceedings on the part of CHC or Merger Subs are necessary to authorize this Agreement and the CHC Transaction Documents or to consummate the transactions so contemplated. This Agreement and the CHC Transaction Documents have been duly and validly executed and delivered by CHC and Merger Subs and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the legal and binding obligation of CHC and Merger Subs, enforceable against CHC and Merger Subs in accordance with their respective terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

3.5 Valid Issuance of Shares. The CHC Common Stock and the shares underlying the options and warrants to be issued pursuant to Section 4.4(a), when issued and delivered in accordance with the terms set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. Assuming the accuracy of the representations and warranties of VNC herein and that Schedule 1.6(a) of the Consideration Spreadsheet sets forth the names of all equity holders, including holders of all options or warrants, of VNC, the CHC Common Stock and the shares underlying the options and warrants to be issued pursuant to Section 4.4(a) will be issued in compliance with a valid private placement exemption under all applicable federal and state securities laws.

3.6 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the CHC Transaction Documents by each applicable member of the CHC Group do not, and the performance of this Agreement and the Transaction Documents by each member of the CHC Group will not: (i) conflict with or violate the organizational documents of any member of the CHC Group; (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications set forth in Section 3.6(b), conflict with or violate any Law applicable to the CHC Group or by which its properties is bound or affected; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the CHC Group’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the CHC Group pursuant to, any material Contract to which any member of the CHC Group is a party or by which any member of the CHC Group or any of its respective properties are bound or affected; or (iv) cause the acceleration of any vesting of any awards for or rights to CHC Common Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of CHC Common Stock, except in the case of clauses (ii) and (iii), to the extent such conflict, violation, breach, default, impairment or other effect would not, individually or in the aggregate, reasonably be expected to have a CHC Material Adverse Effect.

(b) The execution and delivery of this Agreement and the CHC Transaction Documents by CHC and Merger Subs do not, and the performance of this Agreement and the CHC Transaction Documents by CHC and Merger Subs will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any Governmental Entity, except for: (i) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and the OTC Markets; (ii) the filing and recordation of the Articles of Merger as required by the VSCA, as applicable; and (iii) such consents, approvals, authorizations, permits, registrations, filings or notifications which, if not obtained or made, would not have a CHC Material Adverse Effect.

3.7 Reports and Financial Statements.

(a) CHC has filed all forms, reports and documents required to be filed with the SEC since January 1, 2018 (all such required forms, reports and documents are referred to herein as the “CHC SEC Documents”), all of which are available to VNC through the SEC’s EDGAR database. As of their respective dates, the CHC SEC Documents: (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CHC SEC Documents; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact require to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (x) Rule 13a-14 under the Exchange Act and (y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the CHC SEC Documents are accurate and complete and comply as to form and content with all applicable legal requirements.

(b) The audited consolidated financial statements of CHC as of December 31, 2018 and unaudited interim consolidated financial statements of CHC as of and for the period ending September 30, 2019, including, in each case, the notes, if any, thereto (collectively, the “CHC Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of Regulation S-X promulgated by the SEC; (ii) were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein in the notes thereto); (iii) fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to CHC) and the absence of complete footnotes) in all material respects the financial position of CHC as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended; and (iv) were compiled from, and are consistent with, the books and records of CHC, which books and records are accurate and complete in all material respects.

(c) No member of the CHC Group is a party to, nor does it have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among any member of the CHC Group, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the CHC Group in CHC’s financial statements.

(d) No member of the CHC Group has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of any member of the CHC Group.

3.8 Compliance; Permits.

(a) No member of the CHC Group is in conflict with, or in default or violation of: (i) any Law or Order applicable to any entity comprising the CHC Group, or by which any of its respective properties is bound or affected; or (ii) any Contract to which any entity comprising the CHC Group is a party or by which any entity comprising the CHC Group or any of each entity’s respective properties are bound or affected, except for any conflicts, defaults or violations of such Laws, Orders or Contracts that (individually or in the aggregate) would not have or reasonably be expected to have a CHC Material Adverse Effect. No Governmental Entity has indicated in writing to any entity comprising the CHC Group an intention to conduct an investigation or review against any entity comprising the CHC Group, and, to the Knowledge of CHC, no investigation or review by any Governmental Entity is pending or overtly threatened against any entity comprising the CHC Group.

(b) The CHC Group holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of the CHC Group as currently conducted (collectively, the “CHC Permits”). To the Knowledge of CHC, each member of the CHC Group is in compliance in all material respects with the terms of each of the CHC Permits.

3.9 Absence of Certain Changes or Events. Since the date of the most recent financial statement included in the CHC Financial Statements, except (i) as described in Section 3.9 of the CHC Disclosure Letter or in the CHC SEC Documents; or (ii) with the consent of VNC, no member of the CHC Group has:

(a) sold or transferred (including licensed) or otherwise disposed of any material portion of its assets or properties that would be material to CHC, except for sales or transfers in the Ordinary Course of Business consistent with past practice;

(b) suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or act of God that is not covered by insurance;

(c) suffered any change to its businesses, other than in the Ordinary Course of Business consistent with past practice, which has had, or would reasonably be expected to have, a CHC Material Adverse Effect;

(d) entered into any Contract that would constitute a CHC Material Agreement, other than in the Ordinary Course of Business consistent with past practice;

(e) terminated or materially modified, waived any material right under or cancelled any CHC Material Agreement;

(f) incurred any Liens on any material assets or property, or any losses, damages, deficiencies, Liabilities, except for Liabilities incurred in the Ordinary Course of Business consistent with past practice which are not material to its businesses;

(g) granted any registration rights with respect to any of its securities;

(h) paid or declared any dividends or other distributions on its equity securities of any class or issued, purchased or redeemed any of its equity securities of any class;

(i) transferred, assigned or granted any license or sublicense of any material rights under, or with respect to, items disclosed in Section 3.17 of the CHC Disclosure Letter, other than in the Ordinary Course of Business consistent with past practice;

(j) made any material capital expenditures;

(k) split, combined or reclassified any shares of its equity securities;

(l) made any capital investment in, or any loan to, any other Person;

(m) amended any of its organizational or constituent documents;

(n) paid or materially increased any bonuses, salaries, or other compensation to any director, officer, or employee except pursuant to the CHC Option Plan or in the Ordinary Course of Business consistent with past practice;

(o) made any payments to any Related Party other than as described in Section 3.20 of the CHC Disclosure Letter or in CHC SEC Documents other than wages and benefits as set forth in the payroll register of CHC provided in Section 3.20 of the CHC Disclosure Letter;

(p) adopted, modified or increased payments or benefits to any Person other than for regular annual raises that are consistent with past practices and that are reflected in the current payroll register of CHC;

(q) entered into, terminated, or received notice of termination of any (a) license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (b) Contract or transaction involving a total remaining commitment of at least $100,000;

(r) materially changed any accounting method, assumption or period, made, changed or revoked any material Tax election, filed an income or other material Tax Return in a jurisdiction in which a Tax Return was not previously filed, failed to file any income or other material Tax Return (taking into account extensions of time to file), consented to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, entered into a closing agreement, or settled any administrative or judicial proceeding related to Taxes;

(s) changed any of the material terms in any material respect for the license of its products and services;

(t) instituted, settled or compromised any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $50,000 in the aggregate; or

(u) agreed or committed, whether orally or in writing, to do any of the foregoing.

3.10 Absence of Litigation. To the Knowledge of CHC, there are no Legal Actions pending or threatened against any member of the CHC Group, or any properties or rights of any member of the CHC Group, before any Governmental Entity, including, for the avoidance of doubt, the SEC.

3.11 Employee Benefit Plans.

(a) Employee Plans.

(i) Other than those plans, policies or programs required to be maintained by applicable law, Section 3.11(a) of the CHC Disclosure Letter lists each “employee benefit plan,” as defined in Section 3(3) of ERISA and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by:

(A) Any member of the CHC Group; or

(B) any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with CHC within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code (a “CHC ERISA Affiliate”),, under which any member of the CHC Group or any CHC ERISA Affiliate thereof has any Liability with respect to any current or former employee, director, officer or independent contractor of any member of the CHC Group (the “CHC Plans”).

(ii) CHC has made available to VNC, as applicable:

(A) correct and complete copies of all documents embodying each CHC Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such CHC Plan (or, in the case of any unwritten CHC Plan, a written summary of the material provisions of such plan or agreement);

(B) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each CHC Plan;

(C) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each CHC Plan;

(D) all IRS determination, opinion, notification and advisory letters;

(E) all material correspondence to or from any Governmental Entity relating to any CHC Plan;

(F) to the extent available, all discrimination tests for each CHC Plan for the most recent three (3) plan years;

(G) the most recent annual actuarial valuations and/or periodic accounting, if any, prepared for each CHC Plan;

(H) all material written agreements and contracts relating to each CHC Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;

(I) all material communications generally distributed to all employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability under any CHC Plan or proposed CHC Plan; and

(J) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each CHC Plan; and

(K) all registration statements, annual reports and prospectuses prepared in connection with any CHC Plan.

(b) Each member of the CHC Group and each CHC ERISA Affiliate is in compliance in all material respects with the provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) applicable to the CHC Plans. Each CHC Plan is and has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) which are applicable to such CHC Plans.

(c) No Legal Action (excluding individual claims for benefits incurred in the normal operation of each CHC Plan) has been brought, or to the Knowledge of CHC is threatened, against or with respect to any such CHC Plan. No member of the CHC Group has received any correspondence from the IRS or the DOL regarding, and, to the Knowledge of CHC, there are no audits, enquiries or proceedings pending or, threatened by the IRS or the DOL with respect to any CHC Plans. All contributions, reserves or premium payments required to be made or accrued as of the Closing Date to the CHC Plans have or will have been timely made or accrued.

(d) Any CHC Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained (or has an outstanding application for or, in the case of a prototype plan, is entitled to rely upon) a favorable determination, notification, advisory and/or an opinion letter, as applicable, as to its qualified status from the IRS, and, to the Knowledge of CHC, nothing has occurred with regard to each such pension plan and the related trusts that could jeopardize such qualified status and exemption from taxation under Section 501(a) of the Code. No member of the CHC Group has any plan or commitment to establish any new CHC Plan, to materially modify any CHC Plan (except to the extent required by Law or to conform any such CHC Plan to the requirements of any applicable Law, in each case as previously disclosed to VNC in writing, or as required by this Agreement), or to enter into any new CHC Plan.

(e) No CHC Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither any member of the CHC Group nor any CHC ERISA Affiliate has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither any member of the CHC Group nor any CHC ERISA Affiliate has any Liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. No member of the CHC Group is subject to any Liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA (other than routine claims for benefits under any CHC Plan). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any CHC Plan that would reasonably be expected to impose a material Liability on the CHC Group.

(f) The CHC Group does not have and is not required to have any International Employee Plans.

(g) The CHC Group and each CHC ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of COBRA. None of the CHC Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by applicable Law, and the CHC Group has not represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by Law.

(h) Neither the execution and delivery of this Agreement or the CHC Transaction Documents nor the consummation of the Contemplated Transactions and thereby, solely by themselves, will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of any member of the CHC Group under any CHC Plan or otherwise; (ii) increase any benefits otherwise payable by CHC to any employee or service provider; (iii) limit the right to merge, amend or terminate any CHC Plan; or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(i) No payment or benefit that will or may be made by the CHC Group or its ERISA Affiliates with respect to any employee, former employee, director, officer or independent contractor of CHC, either alone or in conjunction with any other payment, event or occurrence, (X) will or would reasonably be characterized as an “excess parachute payment” under Section 280G of the Code or (Y) will not be fully deductible as a result of Section 162(m) of the Code. There is no Contract to which CHC is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(j) Except as would not reasonably be expected to result in a material liability to the CHC Group, each CHC Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such CHC Plan is subject to tax under Section 409A of the Code.

(k) The CHC Group and each CHC ERISA Affiliate has, for purposes of each CHC Plan, correctly classified all individuals performing services for the CHC Group as common law employees, leased employees, independent contractors or agents, as applicable.

3.12 Labor Matters.

(a) No member of the CHC Group is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by any member of the CHC Group nor does any member of the CHC Group know of any activities or proceedings of any labor union to organize any such employees. No member of the CHC Group has any Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of any members of the CHC Group.

(b) During the past three (3) years: (i) each member of the CHC Group is and has been in material compliance with all applicable Laws with respect to labor and employment, including, without limitation, Laws with respect to fair employment practices, discrimination, immigration and naturalization, retaliation, work place safety and health, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment and wages and hours; (ii) except as disclosed in CHC SEC Documents, to the Knowledge of CHC, there have been no Legal Actions pending before any Governmental Entity, or threats thereof with respect to labor and employment matters, including Legal Actions between any member of the CHC Group (on the one hand) and any of the current or former employees or current or former workers of the CHC Group (on the other hand); (iii) there have been no written notices of charges of discrimination in employment or employment practices for any reason or noncompliance with any other Law with respect to labor or employment that have been asserted, or, to the Knowledge of CHC, overt threats thereof, before the United States Equal Employment Opportunity Commission or any other Governmental Entity; (iv) no member of the CHC Group has been a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to the current or former employees or employment practices; and (v) to the Knowledge of CHC, no member of the CHC Group has been subject to any audit or investigation by the Occupational Safety and Health Administration, the DOL, or other Governmental Entity with respect to labor or employment Laws or with respect to the employees of any member of the CHC Group, or subject to fines, penalties, or assessments associated with such audits or investigations.

(c) To the Knowledge of CHC, all of the employees of CHC are: (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government.

(d) To the Knowledge of CHC, each member of the CHC Group has properly treated all individuals performing rendered services to any member of the CHC Group as employees, leased employees, independent contractors or agents, as applicable, for all federal, state, local and foreign Tax purposes. Within the last six (6) years there has been no determination by any Governmental Entity that any independent contractor is an employee of any member of the CHC Group.

3.13 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon any member of the CHC Group or to which any member of the CHC Group is a party which has or would reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of any member of the CHC Group, any acquisition of property by any member of CHC Group or the conduct of business by any member of CHC Group as currently conducted, in each case, except as may be disclosed by CHC in CHC SEC Documents.

3.14 Title to Property.

(a) No member of the CHC Group owns any real property. The applicable members of the CHC Group has a valid leasehold interest in all real property leased or subleased by it, free and clear of all Liens.

(b) The CHC Group has not received written notice that the use or occupancy of any leased property violates in any material respect any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any material permits necessary to the current use thereof have not been obtained.

3.15 Taxes.

(a) Tax Returns and Audits. Except as may be disclosed by CHC in Section 3.15 of the CHC Disclosure Letter or in CHC SEC Documents:

(i) Each member of the CHC Group has timely filed all material federal, state, local and foreign Tax Returns required to be filed by such member of the CHC Group, in all the jurisdictions in which it is or was required to file. Such Tax Returns are true and correct in all material respects, have been completed in all material respects in accordance with applicable Law, and all Taxes shown to be due on such Tax Returns have been paid.

(ii) There are no liens for Taxes (other than Taxes not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been established) upon any assets of any member of the CHC Group or their respective stock or membership interests. All Taxes not yet due and payable have been properly accrued on the books of the CHC, and adequate reserves have been established therefor; the charges, accruals and reserves for Taxes provided for on the financial statements delivered to VNC are adequate in all material respects.

(iii) There is no Tax deficiency outstanding, proposed in writing or assessed against any member of the CHC Group by a Taxing authority, nor has any member of the CHC Group executed any unexpired waiver or extension of any statute of limitations for the assessment, reassessment or collection of any Tax, and no power of attorney granted by any member of the CHC Group with respect to any Taxes is currently in force.

(iv) No Tax audits or other administrative proceedings or court proceedings are presently pending or in progress with regard to any Taxes or Tax Returns of any member of the CHC Group.

(v) No member of the CHC Group has been a member of any consolidated, combined or unitary group with any entity other than one or more other members of the CHC Group for federal, state, local or foreign Tax purposes. No member of the CHC Group has been party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes.

(vi) Each member of the CHC Group has (i) withheld all amounts required to be withheld from its employees, agents, contractors and nonresident stockholders and remitted such amounts to the proper agencies; (ii) paid all required employer contributions and premiums and (iii) filed all Tax Returns with respect to employee income tax withholdings, Social Security and unemployment taxes and premiums, and other payroll Taxes, all in compliance with the withholding Tax provisions of applicable Tax laws.

(vii) No member of the CHC Group has entered into any closing agreement which affects any Taxes of any member of the CHC Group for any taxable year ending after the Closing Date. No member of the CHC Group is a party to any Tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits (other than customary Tax indemnifications in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(viii) No member of the CHC Group has agreed to and is not required to, make any adjustment by reason of a change in accounting method that affects any taxable year ending after the Closing Date (other than changes required by the Mergers). No Taxing authority has proposed to any member of the CHC Group any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. No member of the CHC Group has any application pending with any Taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

(ix) No asset of any member of the CHC Group is “tax exempt use property” under Code Section 168(h). No portion of the cost of any asset of any member of the CHC Group has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code Section 103(a).

(x) None of the assets of any member of the CHC Group is property that any member of the CHC Group is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(xi) No written claim has been made by a Taxing authority that any member of the CHC Group has not properly paid Taxes or filed Tax Returns in a jurisdiction in which any member of the CHC Group does not file a Tax Return.

(xii) To the knowledge of CHC, in the past five (5) years, no member of the CHC Group has been a party to a transaction that has been reported as a reorganization within the meaning of Code Section 368 or distributed a corporation (or been distributed) in a transaction that is reported to qualify under Code Section 355 or Section 356.

(xiii) No member of the CHC Group has engaged in any transaction which is a “listed transaction” within the meaning of Income Tax Regulation Section 1.6011-4(b)(2), or otherwise a “reportable transaction” for purposes of Code Section 6011, that could affect the income Tax liability for any taxable year not closed by the statute of limitations.

(b) No Other Actions.   To the Knowledge of CHC, neither any member of the CHC Group nor any of their respective Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.16 Environmental Matters.

(a) To the Knowledge of CHC, each member of the CHC Group is in compliance, in all material respects, with all applicable Environmental Laws and Environmental Permits.

(b) No member of the CHC Group is required to hold any Environmental Permits for the operation of its businesses.

(c) To the Knowledge of CHC, there is no Environmental Claim pending or overtly threatened against any member of the CHC Group nor is there any reasonable basis for any such claim or any Liability, in each case, under any applicable Environmental Law.

3.17 Intellectual Property.

(a) No member of the CHC Group is a party to any License Agreements, forbearances to sue, consents, judgments, orders or similar obligations, in each case, that restrict the rights of the CHC Group to use or enforce any CHC Intellectual Property Rights.

(b) The CHC Group owns all right, title, and interest, free and clear of all security interests and similar encumbrances, in and to all CHC Intellectual Property Rights. Except as listed in Section 3.17(b) of the CHC Disclosure Letter or in CHC SEC Documents, CHC is listed in the records of the appropriate United States, state or foreign agency as the sole owner for each CHC Registered Intellectual Property Right.

(c) To the Knowledge of CHC, CHC’s Licensed Intellectual Property Rights and CHC Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to conduct the business of the CHC Group as currently conducted. To CHC’s Knowledge, the conduct of the business of the CHC Group as such business is currently conducted, including the design, development, marketing and sale of CHC Products and services: (i) does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party; and (ii) does not constitute unfair competition or unfair trade practices under the Laws in the United States.

(d) The CHC Group has not received any written, or, to the Knowledge of CHC, oral communications from any third party that overtly claim that the operation of the business of the CHC Group, or any act of any member of the CHC Group, or any CHC Product or service, or the use of any CHC Product or service, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party or constitutes unfair competition or unfair trade practices under the Laws of any jurisdiction. No member of the CHC Group has received any written communication from a third party pursuant to which the third party offered any member of the CHC Group a license to use any technology or Intellectual Property Rights in order to avoid a claim of infringement or misappropriation.

(e) No member of the CHC Group has received written notice of, and there is no pending, or, to the Knowledge of CHC, threatened, Legal Action by a third party before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability or registrability of any CHC Intellectual Property Rights. There is no pending, or, to the Knowledge of CHC, threatened, Legal Action relating to the business of the CHC Group before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability, or registrability of any of CHC’s Licensed Intellectual Property Rights or the rights of any member of the CHC Group to use or exploit any of CHC’s Licensed Intellectual Property Rights, in each case, other than as would not be reasonably expected to result in a CHC Material Adverse Effect.

(f) To the Knowledge of CHC, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any CHC Intellectual Property Rights. No member of the CHC Group has brought any Legal Action against any third party alleging infringement, misappropriation or violation of CHC Intellectual Property Rights that remain unresolved. The CHC Group has the sole and exclusive right to bring a Legal Action against a third party for infringement or violation of CHC Intellectual Property Rights.

(g) To the Knowledge of CHC, CHC Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and, with respect to CHC Registered Intellectual Property Rights only, are valid and enforceable. To the Knowledge of CHC, neither any member of the CHC Group nor any of their respective officers, employees or agents have knowingly done, or failed to do, any act or thing which may, after the Effective Time, materially prejudice the validity or enforceability of any CHC Intellectual Property Rights. All necessary registration, maintenance and renewal fees in connection with any CHC Registered Intellectual Property Rights have been paid and all necessary documents, recordations and certificates in connection with such CHC Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such CHC Registered Intellectual Property Rights.

(h) The consummation of the Merger and the Contemplated Transactions will not: (i) result in the breach, modification, cancellation, termination, or suspension of any of CHC’s License Agreements or any Contract with any customer of any member of the CHC Group, or give any Person (other than the CHC Group) or a party to any of CHC’s License Agreements or any Contract with any customer of any member of the CHC Group the right to do any of the foregoing; (ii) give rise to a right by any third party to obtain, directly from any member of the CHC Group or from escrow, source code for Computer Software or other proprietary materials of any member of the CHC Group; (iii) result in the loss or impairment of any member of the CHC Group’s ownership of or right to use CHC Intellectual Property Rights or Licensed Intellectual Property Rights; or (iv) cause the Surviving Company or any of its Affiliates (x) to be bound by any non-compete or other restriction on the operation of any business or (y) to grant any rights or licenses to any Intellectual Property Rights of the Surviving Company or any of its Affiliates to a third party (including, without limitation, a covenant not to sue).

(i) To CHC’s Knowledge, since December 31, 2016, each member of the CHC Group has complied in all material respects with all applicable Laws and regulations relating to privacy, data protection and the collection and use of personally identifiable information gathered or accessed in the course of the operations of such member of the CHC Group. To CHC’s Knowledge, each member of the CHC Group has complied in all material respects with all rules, policies and procedures established by the CHC Group from time to time with respect to the foregoing, if any. No claims are pending, or, to CHC’s Knowledge, threatened or likely to be asserted, against any member of the CHC Group by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, regulations, rules, policies or procedures. To CHC’s Knowledge, the consummation of the Merger and the Contemplated Transactions will not breach or otherwise cause any violation of any such Laws, regulations, rules, policies or procedures.

(j) With respect to sensitive personally identifiable information, to CHC’s Knowledge, each member of the CHC Group has taken all commercially reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of CHC, there has been no unauthorized access to or other misuse of that information.

3.18 Material Agreements. All of Material Agreements of CHC are in full force and effect and constitute the valid, legal and binding obligation of the member or members of the CHC Group that is or are a party thereto and, to the Knowledge of CHC, constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law). There are no material breaches or defaults by any member of the CHC Group under any of CHC Material Agreements or, to the Knowledge of CHC, events which with notice or the passage of time would constitute a material breach or default by any member of the CHC Group, and, to the Knowledge of CHC, there is no material breach or default from any other party under any of CHC Material Agreements. CHC has made available to VNC true and complete copies of all CHC Material Agreements, including all amendments thereto. All consents and approvals required under the CHC Material Agreements in order for the Transactions to be consummated without a breach or default occurring under the Material Agreements have been obtained and are in full force and effect as of the Closing Date

3.19 Agreements with Regulatory Agencies. No member of the CHC Group is subject to a Regulatory Agreement issued by or with any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, or would reasonably be expected, following the Merger and the consummation of the Contemplated Transactions, to impair in any material respect the CHC Group’s ability to conduct the business of the CHC Group after the Effective Time, as presently conducted. No member of the CHC Group has been informed in writing by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Regulatory Agreement, except for any such proposed Regulatory Agreements that, individually or in the aggregate, would not have or reasonably be expected to result in a CHC Material Adverse Effect.

3.20 Related Party Transactions. Other than in respect of Contracts or interests related to employment in the Ordinary Course of Business or incentive arrangements under the CHC Option Plan or disclosed in Section 3.20 of the CHC Disclosure Letter or in CHC SEC Documents, no Related Party is a party to any Contract with or binding upon any member of the CHC Group or any of their respective assets, rights or properties or has any interest in any property owned by any member of the CHC Group or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

3.21 Accounts Receivable. The accounts receivable of the CHC Group represent or will represent valid, bona fide claims against debtors for sales or other charges arising from sales actually made or services actually performed by the CHC Group in the Ordinary Course of Business and in conformity in all material respects with the applicable purchase orders, agreements and specifications, and such accounts receivable are not, to the Knowledge of CHC, subject to any material defenses, set-offs or counterclaims. The CHC Group has performed in all material respects all obligations with respect to such accounts receivable which it was obligated to perform through the Effective Time. Each member of the CHC Group will bill all unbilled receivables in the Ordinary Course of Business consistent with past practice.

3.22 Deferred Revenue. The deferred revenue balance of the CHC Group represents or will represent valid, bona fide obligations of the members of the CHC Group to perform services in the Ordinary Course of Business consistent with past practices and the amount of cash payable to any member of the CHC Group under such Contracts (including amounts that will have been paid as of the Effective Time) has not been modified or accelerated in any material respects from the payment obligations of the agreement when initially executed and delivered. To the Knowledge of CHC, the obligations of each member of the CHC Group under the Contracts underlying the deferred revenue amounts of each member the CHC Group were incurred in the Ordinary Course of Business consistent with past practices.

3.23 Insurance. No member of the CHC Group has received any written notice of cancellation or premium increase with respect to or alteration of coverage under any casualty, general liability, business interruption, product liability, director and officer liability, worker’s compensation, environmental, automobile and sprinkler and water damage and other insurance policies and bond and surety arrangements maintained by any member of the CHC Group (the “CHC Insurance Policies”) with respect to such CHC Insurance Policies other than such that are consistent with insurance policy premium increases and coverages, generally. There are no claims related to the business of the CHC Group pending under any CHC Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

3.24 Board Approval. The CHC Board has unanimously approved this Agreement and the Contemplated Transactions. The Board of Directors and Board of Managers of Merger Subs have unanimously approved this Agreement and the Contemplated Transactions.

3.25 Stockholder and Member Votes. No vote of the holders of the outstanding shares of any class or series of CHC’s capital stock is required by CHC’s Articles of Incorporation or Bylaws for CHC to execute and deliver this Agreement and approve the Merger and the Contemplated Transactions. The affirmative vote of CHC as the sole shareholder and sole member of Merger Subs will be obtained as of the Closing Date, and is the only vote of the holders of any class or series of Merger Sub I’s capital stock and Merger Sub II’s equity interest necessary to approve and adopt this Agreement and approve the Merger and the Contemplated Transactions.

3.26 Brokers. The CHC Group has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.27 Solvency. At the Effective Time, both before and after giving effect to the Transactions: (a) the fair value of the consolidated assets of CHC and the CHC Group taken as a whole, will exceed their respective liabilities; and (b) each of CHC and the CHC Group taken as a whole will be able to pay their respective liabilities as they mature or otherwise become due. CHC has sufficient cash (or will have prior to the Effective Time) to pay all amounts due under this Agreement.

ARTICLE IV
PRE-CLOSING COVENANTS

4.1 Covenants of CHC and VNC. At all times from and after the date hereof until the Effective Time, each of CHC and VNC covenant and agree as to themselves and their respective subsidiaries that (except as necessary to effectuate the Merger and otherwise as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise previously consent in writing, which such consent shall not be unreasonably withheld, conditioned or delayed):

(a) Ordinary Course.  Each party and their respective subsidiaries shall conduct their respective businesses only in, and none of the parties and their respective subsidiaries shall take any action except in, the ordinary course consistent with past practice.

(b) Negative Covenants.  Without limiting the generality of Section 4.1(a): (i) each Party and its subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their respective present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible personal property and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental Entities; and (ii) except as necessary to effectuate the Mergers or as contemplated by this Agreement, neither party, nor their subsidiaries, shall, except as otherwise expressly provided for in this Agreement:

(i) amend or propose to amend their organizational documents other than as contemplated in connection with this Agreement;

(ii) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any options with respect thereto;

(iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any options or other equity incentives with respect thereto (other than issuances pursuant to options or warrants outstanding on the date hereof and in accordance with their present terms); provided, however, that CHC may complete a sale of shares of its capital stock or warrants to purchase shares of its capital stock in a private placement or public offering in which it receives gross proceeds of not more than $13 million;

(iv) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any other Person or otherwise acquire or agree to acquire any material assets;

(v) other than in the ordinary course of business consistent with past practice and of assets which are not, individually or in the aggregate, material to their business, sell, lease, transfer, license, pledge, grant any security interest in or otherwise dispose of or encumber any of its material assets or properties;

(vi) except to the extent required by applicable Law, GAAP or Contracts existing on the date hereof, permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;

(vii) except to the extent required by applicable Law or Contracts existing on the date hereof, make any material Tax election or settle or compromise any material Tax Liability with any Governmental Entity;

(viii) (x) incur any indebtedness for borrowed money, or guarantee any such indebtedness, in excess of $100,000 in the aggregate in the case of VNC or $5,000,000 in the aggregate in the case of CHC, or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money; provided that a Party may prepay or defease any indebtedness for borrowed money if such may be done without the payment of any additional fee (other than amounts owed under the terms of such indebtedness);

(ix) enter into, adopt, amend in any material respect (except as may be required by applicable Law) or terminate any employee or similar benefit plan, or increase in any manner the compensation or fringe benefits of any director, officer or employee, except for annual salary increases in the ordinary course of business consistent with past practices;

(x) enter into any Material Agreement or amend, modify, or otherwise terminate, any existing CHC Material Agreement or VNC Material Agreement, as applicable, in each case, other than in the ordinary course of business and consistent with past practices; provided, however, that VNC may, with the prior written consent of CHC, modify any VNC Material Agreement to terminate any right that any party to such VNC Material Agreement may have to receive payments under such VNC Material Agreement in VNC Common Stock;

(xi) make any capital expenditures or commitments for additions to property or equipment constituting capital assets in an aggregate amount exceeding $50,000;

(xii) make any material change in the lines of business in which it participates or is engaged;

(xiii) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $50,000 in the aggregate; provided that neither party nor their subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on their respective business; or

(xiv) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

(c) Advice of Changes.  Each party shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental Entity (or communication indicating the same may be contemplated) or the institution or threat of Legal Action, having, or which, insofar as can be reasonably foreseen, could have, an VNC Material Adverse Effect or a CHC Material Adverse Effect, as applicable; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable Law. No notice given pursuant to this Section 4.1 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

(d) Notice and Cure.  Each of CHC and VNC will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of such party under this Agreement to be breached in any material respect or that renders or will render untrue any representation or warranty of such party contained in this Agreement in any material respect. Each of CHC and VNC also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any material violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by such party. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

(e) Fulfillment of Conditions.  Subject to the terms and conditions of this Agreement, each of CHC and VNC will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other’s obligations contained in this Agreement and to consummate and make effective the transactions contemplated hereby, and neither CHC nor VNC will, nor will it permit any of its subsidiaries to, take or fail to take any action that would be reasonably expected to result in the nonfulfillment of any such condition.

4.2 Access to Information; Confidentiality.

(a) Confidentiality.  The terms and conditions of the Confidentiality Agreement are hereby ratified and confirmed by each of the parties.

(b) Mutual Access to Information.  During the period from the date of this Agreement until the earlier of (x) the Effective Time, or (y) the termination of this Agreement in accordance with Section 7.1, each party to this Agreement will (and will cause such party’s Representatives to) provide the other party (the requesting party) and the requesting party’s Representatives with reasonable access to the disclosing party’s management, financial statements, books and records, contracts, leases, operations, forecasts, tax records and other documents in the manner and to the extent such requesting party reasonably requests. Following the Closing, the VNC and CHC will provide the Stockholders’ Representative reasonable access upon request to all relevant books and records of VNC and its advisors and representatives as may be necessary, appropriate, advisable or desirable in connection with the Stockholder Representative’s performance of its role under and in connection with this Agreement.

4.3 Regulatory and Other Approvals; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of VNC and CHC will proceed diligently and in good faith to, as promptly as practicable: (i) obtain all consents, approvals or actions of, make all filings (including, with respect to CHC, any Form 8-K filings) with and give all notices to Governmental Entities or any other public or private third parties required to consummate the Merger and the transactions contemplated hereby; and (ii) provide such other information and communications to such Governmental Entities or other public or private third parties as the other party or such Governmental Entity or other public or private third parties may reasonably request in connection therewith. No party shall consent to any voluntary extension of any statutory deadline or delay the consummation of the Merger at the request of a Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. All such filings and notices made by a party shall be provided for review and comment by the other party and shall not be filed or made until reasonably acceptable to both parties.

(b) Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by the other to consummate the Merger, to vest the Surviving Company with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of VNC or CHC or to effect the other purposes of this Agreement.

4.4 Equity-Based Awards; Warrants; Bonuses.

(a) At the Effective Time, (i) each VNC Warrant (whether or not exercisable or vested) that is outstanding immediately prior to the Effective Time and held by a Person who will be service provider to CHC or one of its Subsidiaries from and after the Closing Date shall be replaced by and substituted for an option (each, an “Adjusted CHC Option”) issued under the CHC 2020 Long-Term Equity Incentive Plan to acquire, on generally the same terms and conditions as were applicable under such VNC Warrant immediately prior to the Effective Time (except that the term of such Adjusted CHC Option shall not exceed five years from the date of issuance and the exercise price shall be as set forth in the Consideration Spreadsheet), the number of shares of CHC Common Stock in each case, as set forth on Schedule 1.6(a) of the Consideration Spreadsheet and (ii) each VNC Warrant (whether or not exercisable or vested) that is outstanding immediately prior to the Effective Time and held by a Person who will not be a service provider to CHS or one of its Subsidiaries from and after the Closing Date shall be replaced by and substituted for a warrant (each, an “Adjusted CHC Warrant”) to acquire, on generally the same terms and conditions as were applicable under such VNC Warrant immediately prior to the Effective Time (except that the term of such Adjusted CHC Warrant shall not exceed five years from the date of issuance and the exercise price shall be as set forth in the Consideration Spreadsheet), the number of shares of CHC Common Stock in each case, as set forth on Schedule 1.6(a) of the Consideration Spreadsheet. For the avoidance of doubt, each Adjusted CHC Option and Adjusted CHC Warrant shall be vested to the same extent to which the VNC Warrant for which it was substituted was vested before or as of the Effective Time.

(b) At the Effective Time, CHC shall pay, or cause to be paid by VNC, transaction bonuses to those service providers of VNC set forth on Schedule 4.4(b) of the Consideration Spreadsheet, in each case pursuant to a Transaction Bonus Agreement in substantially the form of Exhibit H.

4.5 Accounts Payable; Expenses. At the Effective Time, CHC shall pay, or cause the Paying Agent to pay pursuant to the Paying Agent Agreement, all accounts payable and other monetary obligations of VNC (inclusive of VNC’s transaction costs relative to this Agreement and the transactions contemplated hereby) up to an aggregate amount equal to $1,000,000, as specified on Schedule 1.8(a)(ii) of the Consideration Spreadsheet; provided, however, that if and to the extent the accounts payable and other monetary obligations of VNC at the Effective Time shall exceed $1,000,000, CHC shall pay such obligations in full at the Effective Time and the CHC Cash Consideration shall be reduced dollar-for-dollar by the amount by which such accounts payable and other monetary obligations exceed $1,000,000.

4.6 Stockholder Litigation. Each party shall promptly provide a notice to the other of any Legal Action brought by any stockholder of such party against such party and/or its Representatives relating to this Agreement or the transactions contemplated hereby, including the Merger (each a “Transaction Legal Action”), and shall promptly inform such other party of the status thereof.

4.7 Public Announcements.  The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by VNC and CHC. Thereafter, VNC and CHC agree that no public release or other public announcement, including any releases, announcements or other correspondence with customers or suppliers of either party, concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of each of VNC and CHC (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of the SEC or a Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance.

4.8 Delivery of Financial Statements.  Each of CHC and VNC will deliver to the other its unaudited financial statements as of December 31, 2019 and for the annual period then ended.

4.9 Notice of Certain Events.  From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement, each party shall give prompt notice to the other party of any event, transaction or circumstance that has caused or would reasonably be expected to cause any covenant or agreement of such party under this Agreement to be breached or that has rendered or would be reasonably expected to render untrue any representation or warranty of such party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section 4.9 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any conditions contained herein.

ARTICLE V
CONDITIONS

5.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Mergers is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Stockholder and Member Approval.

(i) VNC Stockholders’ Approval shall have been obtained.

(ii) Merger Subs stockholders’ and members’ approvals shall have been obtained.

(b) State Securities Laws.   The securities issued by CHC to the holders of the VNC securities shall be in compliance with federal and state securities laws.

(c) Paying Agent Agreement. The parties shall have executed the Paying Agent Agreement, which shall be in full force and effect.

(d) Injunctions or Restraints.   No court of competent jurisdiction or other competent Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Mergers or the other transactions hereby and no such Law or Order shall be pending.

5.2 Conditions to Obligation of CHC to Effect the Mergers.  The obligation of CHC to effect the Mergers is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by CHC in its sole discretion):

(a) Representations and Warranties.  The representations and warranties made by VNC in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) when made and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date only. VNC shall have delivered to CHC a certificate, dated the Closing Date and executed in the name and on behalf of VNC by its Chief Executive Officer, to such effect.

(b) Performance of Obligations.  VNC shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and all other Transaction Documents to which it is a party to be so performed or complied with by VNC at or prior to the Closing, and VNC shall have delivered to CHC a certificate, dated the Closing Date and executed in the name and on behalf of VNC by its Chief Executive Officer, to such effect.

(c) Governmental and Regulatory and Other Consents and VNC Approvals.   Other than the filing of the Articles of Merger and VNC Stockholders’ Approval, all consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of CHC, VNC or any of their respective subsidiaries to consummate the Mergers and the transactions contemplated hereby, including those set forth in Section 6.2 of the VNC Disclosure Letter shall have been made or obtained, all in form and substance reasonably satisfactory to CHC and CHC shall be able to issue the shares of CHC Common Stock in the First Merger pursuant to an exemption from the registration requirements under the Securities Act under Regulation D promulgated thereunder.

(d) Proceedings.   All proceedings to be taken on the part of VNC in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to CHC, and CHC shall have received copies of all such documents and other evidences as CHC may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(e) VNC Material Adverse Effect.   Since the date hereof, there shall not have been any VNC Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have an VNC Material Adverse Effect.

(f) Execution of Agreements. Each of the Tammisetti Employment Agreement and the Kaczmarek Employment Agreement shall have been executed and delivered by the parties thereto, and VNC shall have received an executed Transaction Bonus Agreement from each Person listed on Schedule 4.4(b) of the Consideration Spreadsheet.

(g) CHC Financing.  CHC shall have consummated a debt or equity offering, or an offering of debt and equity securities, in which CHC received gross proceeds of at least $3,000,000.

5.3 Conditions to Obligation of VNC to Effect the Mergers.  The obligation of VNC to effect the Mergers is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by VNC in its sole discretion):

(a) Representations and Warranties.  The representations and warranties made by CHC in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) when made and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date only. CHC shall have delivered to VNC a certificate, dated the Closing Date and executed in the name and on behalf of CHC by its Chief Executive Officer and its Chief Financial Officer, to such effect.

(b) Performance of Obligations.  CHC shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and all other Transaction Documents to which it is a party to be so performed or complied with by CHC at or prior to the Closing, and CHC shall have delivered to VNC a certificate, dated the Closing Date and executed in the name and on behalf of CHC by its Chief Executive Officer or President, to such effect.

(c) Governmental and Regulatory and Other Consents and CHC Approvals.  Other than the filing of the Articles of Merger, all consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of VNC, CHC or any of their respective subsidiaries to consummate the Mergers and the transactions contemplated hereby, including those set forth in Section 5.3(c) of the CHC Disclosure Letter shall have been made or obtained, all in form and substance reasonably satisfactory to VNC.

(d) Proceedings.   All proceedings to be taken on the part of CHC in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to VNC, and VNC shall have received copies of all such documents and other evidences as VNC may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(e) CHC Material Adverse Effect.  Since the date hereof, there shall not have been any CHC Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a CHC Material Adverse Effect.

(f) Execution of Agreements. Each of the Tammisetti Employment Agreement and the Kaczmarek Employment Agreement shall have been executed and delivered by the parties thereto.

(g) Fundings. CHC will have funded (x) to the Paying Agent for disbursement to the applicable shareholders and other payees: (A) the CHC Cash Consideration (less the Representative Amount and less the amounts payable pursuant to Section 4.4(b) and less any amounts payable in excess of $1,000,000 in accordance with Section 4.5) plus (y) all amounts necessary to pay-off the amounts set forth on Schedule 1.8(a)(ii) of the Consideration Spreadsheet up to a maximum aggregate amount of $1,000,000, and (y) to the Stockholders’ Representative, the Representative Amount.

(h) CHC Financing.  CHC shall have consummated a debt or equity offering, or an offering of debt and equity securities, in which CHC received gross proceeds of at least $3,000,000.

(i) Tammisetti Board Observer Right. CHC will have executed and delivered a side letter in the form of Exhibit G granting Mohan Tammisetti the right to designate one observer to the CHC board of directors, which designee shall be reasonably acceptable to the CHC board of directors, for so long as Mr. Tammisetti continuously holds at least four percent (4%) of the issued and outstanding shares of CHC common stock (proportionately adjusted for stock splits, combinations and the like); provided, however, that Mr. Tammisetti’s right to designate one observer to the CHC board of directors shall continue for twelve (12) months following the Closing Date, regardless of the number of shares of CHC common stock held by Mr. Tammisetti during such period.

ARTICLE VI
TERMINATION

6.1 Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) Mutual Consent.  By mutual written agreement of each of (x) CHC and (y) VNC duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b) Expiration of Time.  By either VNC or CHC upon notification to the non-terminating party by the terminating party:

(i) at any time after June 15, 2020, if the First Merger shall not have been consummated on or prior to such date and such failure to consummate the First Merger is not caused by a breach of this Agreement by the terminating party;

(ii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or

(iii) if any court of competent jurisdiction or other competent Governmental Entity shall have issued an Order or Law making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order or Law shall have become final and non-appealable.

(c) Bid Price of CHC Common Stock.  By VNC if the closing bid price of the CHC Common Stock, as reported on the OTCQB tier of the OTC Markets, Inc., is less than $0.90 per share (subject to adjustment for stock splits, stock combinations and the like) for a period of five (5) consecutive trading days prior to the Closing Date.

6.2 Effect of Termination.  If this Agreement is validly terminated by either VNC or CHC pursuant to Section 6.1, this Agreement will forthwith become null and void and there will be no Liability or obligation on the part of either VNC or CHC (or any of their respective Representatives or Affiliates), except: (i) that the provisions of Section 4.1(e) (Access to Information; Confidentiality), this Section 6.2 and ARTICLE X, and, in each case, the provisions of this Agreement that interpret or relate to such provisions will continue to apply following any such termination; and (ii) that nothing contained herein shall relieve any Party from Liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE VII
INDEMNIFICATION; STOCKHOLDERS’ REPRESENTATIVE; EQUITABLE RELIEF

7.1 Survival.

(a) Except in the case of fraud, the representations and warranties of the VNC, CHC and Merger Subs, as applicable, contained in ARTICLE II and ARTICLE III of this Agreement and the covenants and agreements of the Stockholders, VNC, CHC and Merger Subs, as applicable, contained in this Agreement will each survive the Closing Date but only to the following extent: (i) all covenants and agreements that will survive the Closing Date in accordance with their respective terms; (ii) except as provided in clause (iii) below, the representations and warranties contained in ARTICLE II and ARTICLE III of this Agreement shall survive the Closing Date until the date that is 180 days following the Closing Date; and (iii) the representations and warranties set forth in Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.15, Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 3.15 shall survive the Closing Date through the end of the applicable statute of limitations (the “Fundamental Representations”).

(b) All claims for indemnification must be asserted on or prior to the date of the termination of the respective survival periods set forth in Section 7.1(a) except such claims may be pursued thereafter if written notice thereof in accordance with the terms hereof was duly given within such period. If any claim has been asserted in accordance with the terms hereof prior to the expiration of the applicable survival period, such claim, if unresolved as of such expiration date, shall not be extinguished as barred by the expiration of the relevant representation and warranty and such claims shall survive until finally resolved by a settlement agreement executed by the applicable parties or by a court of competent jurisdiction by a final and non-appealable judgment. Any claim for indemnification not made by CHC or the Stockholders’ Representative (for himself or herself or on behalf of any VNC Stockholder), as applicable, on or prior to the date of expiration of the applicable survival period will be irrevocably and unconditionally released and waived.

7.2 General Indemnification Obligations.

(a) Subject to the terms, conditions and limitations set forth in this ARTICLE VII , from and after the Closing, the VNC Stockholders shall, severally and not jointly, indemnify and hold harmless the CHC, the Surviving Company and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, Affiliates, partners and stockholders of CHC (collectively, the “CHC Indemnitees”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees (including reasonable investigation fees), expenses (including reasonable attorneys’ fees) and disbursements (collectively, “Losses”) actually incurred by any of the CHC Indemnitees following the Closing Date based upon or arising from (i) any breach of or inaccuracy in the representations and warranties of VNC contained in ARTICLE II of this Agreement or in a certificate delivered pursuant to this Agreement, and (ii) any breach of the covenants or agreements of the VNC or the VNC Stockholders or any of their Affiliates contained in this Agreement.

(b) Subject to the limitations set forth in this ARTICLE VII, from and after the Closing, each of CHC and the Surviving Company, jointly and severally, shall indemnify and hold harmless the Stockholders’ Representative, the VNC Stockholders, and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners and stockholders of the VNC Stockholders and their heirs and personal representatives (the “VNC Indemnitees”) from and against any and all Losses actually incurred by any of VNC Indemnitees following the Closing Date based upon or arising from (i) any breach of or inaccuracy in the representations and warranties of CHC or Merger Subs contained in ARTICLE III or in a certificate delivered pursuant to this Agreement and (ii) any breach of the covenants or agreements of CHC, the Surviving Company or Merger Subs contained in this Agreement.

7.3 Exclusive Remedy. The Parties agree that, from and after the Closing, the sole and exclusive remedy of the Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract or tort, other than claims for fraud on the part of a Party in connection with the Mergers or the other Contemplated Transactions, are (x) the indemnification provided in this ARTICLE VII, and (y) (ii) equitable remedies (including, but not limited to, specific performance).

7.4 Limitations on Liability and Indemnification Payments. Notwithstanding anything in this Agreement or otherwise to the contrary (except as contemplated by the last sentence of Section 7.3), the right of an Indemnitee to indemnification is limited as follows:

(a) The CHC Indemnitees and VNC Indemnitees, respectively, will be entitled to indemnification pursuant to Section 7.2(a)(i) or Section 7.2(b)(i) on account of any Losses (other than Losses arising out of a breach of or inaccuracy in a Fundamental Representation, which shall not be subject to this clause) solely to the extent (but only to the extent) that the aggregate amount of all Losses actually incurred by such Indemnitees exceeds $250,000 (the “Threshold”), in which event the CHC Indemnitees or VNC Indemnitees, as applicable, will be entitled to indemnification for all such Losses solely to the extent exceeding the Threshold. In determining whether the applicable Threshold has been achieved, Losses relating to a particular event, occurrence, or breach will be counted and included only to the extent they exceed $10,000 individually, such that claims involving Losses below that amount will be deemed to be and treated as de minimis and not count toward the Threshold, or otherwise be included in determining whether the Threshold has been hit).

(b) The CHC Indemnitees will not be entitled to assert any claims or recovery for Losses pursuant to Section 7.2(a)(i) (other than Losses arising out of a breach or inaccuracy of a Fundamental Representation, which shall not be subject to this clause) having an aggregate Value in excess of the Escrow Shares on the Closing Date. Additionally, the VNC Indemnitees will not be entitled to assert any claims or recovery for Losses pursuant to Section 7.2(b)(i) (other than Losses arising out of a breach or inaccuracy of a Fundamental Representation, which shall not be subject to this clause) in the aggregate more than $1,000,000, provided, however, that such limitation will not apply or be applicable to any claims arising out of or resulting from any failure of CHC pay or to deliver consideration or payments due under this Agreement to the Paying Agent for distribution to the VNC Stockholders or other payees as set forth on Schedule 1.8(a)(ii) of the Consideration Spreadsheet or to deliver the Adjusted CHC Options or the Adjusted CHC Warrants to the holders of VNC Warrants.

(c) An Indemnitee’s right to indemnification pursuant to Section 7.2 on account of any Losses will be reduced by all insurance or other third party indemnification proceeds actually received by the Indemnitee (net of collection costs, deductibles, and retroactive premium adjustments related to the insurance claim). An Indemnitee shall use commercially reasonable efforts to claim and recover any Losses suffered by such Indemnitees under any such insurance policies or other third-party indemnities; provided, however, that an Indemnitee is not required to initiate pursuit of such insurance or indemnity proceeds prior to asserting any claim or claims under this Article VII. The VNC Indemnitees shall remit to CHC any such insurance or other third-party proceeds that are paid to the VNC Indemnitees with respect to Losses for which the VNC Indemnitees have been previously compensated pursuant to Section 7.2(b). The CHC Indemnitees shall remit to the Stockholders’ Representative for distribution any such insurance or other third-party proceeds that are paid to the CHC Indemnitees with respect to Losses for which the CHC Indemnitees have been previously compensated pursuant to Section 7.2(a).

(d) The Indemnitees will not be entitled to indemnification hereunder for punitive damages except with respect to any such damages paid or payable by an Indemnitee to a third party pursuant to a third-party claim.

(e) For purposes of determining the amount of any Loss subject to indemnification hereunder (but, for the avoidance of doubt, not for purposes of determining whether any breach has occurred), the representations, warranties, covenants and agreements set forth in this Agreement shall be considered without regard to any materiality or Material Adverse Effect qualification set forth therein.

(f) No Indemnitee shall be entitled to be compensated more than once for the same Loss.

(g) The right of an Indemnitee to indemnification, payment of any Losses or other remedy based on the representations, warranties, covenants and agreements of the Indemnifying Party pursuant to this Agreement or any agreements entered into in connection herewith shall not be limited or affected by any investigation or review conducted by such Indemnitee or by its accountants, counsel or other representatives prior to the Effective Time, nor any knowledge acquired (or capable of being acquired) at any time by such Indemnitee, whether before or after execution of this Agreement or the Closing Date, with respect to the accuracy of or compliance with any such representations, warranties, covenants or agreements of the Indemnifying Party.

7.4 Procedures.

(a) Notice of Losses by VNC Indemnitee. As soon as reasonably practicable after a VNC Indemnitee has actual knowledge of any claim pursuant to Section 7.2(b) that may result in a Loss (a “Claim”), the Stockholders’ Representative shall give notice thereof (a “Claims Notice”) to CHC. A Claims Notice must describe the Claim in reasonable detail and set forth the Stockholders’ Representative’s good faith calculation of the Loss that has been suffered by the applicable VNC Indemnitee. No delay in or failure to give a Claims Notice by the Stockholders’ Representative to CHC pursuant to this Section 7.1(a) will adversely affect any of the rights or remedies that VNC Indemnitees have under this Agreement, or alter or relieve CHC or the Surviving Company of their obligation to indemnify the applicable VNC Indemnitee, except to the extent that either CHC or the Surviving Company is materially prejudiced thereby. CHC shall respond to the Stockholders’ Representative (a “Claim Response”) within 30 calendar days (the “Response Period”) after the date that the Claims Notice is received by CHC. Any Claim Response must specify whether CHC disputes the Claim described in the Claims Notice (or the amount of Losses set forth therein). If CHC fails to give a Claim Response within the Response Period, CHC will be deemed to dispute the Claim described in the related Claims Notice. If CHC elects not to dispute a Claim described in a Claims Notice, then the amount of Losses alleged in such Claims Notice with respect to such undisputed Claim will be conclusively deemed to be an obligation of CHC, and CHC shall cause the Transfer Agent to issue to the Paying Agent, for the benefit of the applicable Company Indemnitee(s), within three Business Days after the last day of the applicable Response Period such number of shares of CHC Common Stock as have an aggregate Value equal to the amount specified in the Claims Notice with respect to such undisputed Claim, subject to the limitations contained in this ARTICLE VII. If CHC delivers a Claim Response within the Response Period indicating that it disputes one or more of the Claims identified in the Claims Notice or fails to give a Claim Response within the Response Period, CHC and the Stockholders’ Representative shall promptly meet and use their commercially reasonable efforts to settle the dispute. If CHC and the Stockholders’ Representative are unable to reach agreement within 30 calendar days after the conclusion of the Response Period, then either CHC or the Stockholders’ Representative may resort to other legal remedies, subject to the limitations set forth in this ARTICLE VII.

(b) Notice of Losses by CHC Indemnitee. As soon as reasonably practicable after a CHC Indemnitee has actual knowledge of any claim pursuant to Section 7.2(a) that may result in a Loss (a “CHC Claim”), then CHC shall give notice thereof (a “CHC Claim Notice” and together with a Claims Notice, a “Notice”) to the Stockholders’ Representative. A CHC Claim Notice must describe the CHC Claim in reasonable detail and set forth CHC’s good faith calculation of the Loss that has been suffered by a CHC Indemnitee. No delay in or failure to give a CHC Claims Notice by CHC to the Stockholders’ Representative pursuant to this Section 7.5(b) will adversely affect any of the rights or remedies that a CHC Indemnitee has under this Agreement, except to the extent that the Stockholders and/or Stockholders’ Representative is materially prejudiced thereby. The Stockholders’ Representative shall respond to CHC (a “Dispute Notice”) within 30 days (the “Dispute Period”) after the date the CHC Claim Notice is received by the Stockholders’ Representative. Any Dispute Notice must specify whether the Stockholders’ Representative disputes a CHC Claim described in a CHC Claim Notice (or the amount of Losses set forth therein). If the Stockholders’ Representative fails to give a Dispute Notice within the Dispute Period, the Stockholders’ Representative will be deemed not to dispute the CHC Claim described in the CHC Claim Notice. If the Stockholders’ Representative elects not to dispute a CHC Claim described in a CHC Claim Notice, then CHC shall be entitled to recover from the Stockholders the amount of Losses specified in the CHC Claim Notice, subject to the limitations contained in this ARTICLE VII. If the Stockholders’ Representative delivers a Dispute Notice to CHC within the Dispute Period or fails to give a Dispute Notice within the Dispute Period, CHC and the Stockholders’ Representative shall promptly meet and use their commercially reasonable efforts to settle the dispute as to whether and to what extent the CHC Indemnitees are entitled to indemnification on account of such CHC Claim. If CHC and the Stockholders’ Representative are unable to reach agreement within 30 days after CHC receives such Dispute Notice, then either CHC or the Stockholders’ Representative may resort to other legal remedies, subject to the limitations set forth in this ARTICLE VII. In connection with the assertion of any such other legal remedies, upon either (i) receipt of a non-appealable final order of a court of competent jurisdiction with respect to the subject matter of a Dispute Notice or (ii) written agreement of CHC and Stockholders’ Representative with respect to the resolution of the subject matter of a Dispute Notice, CHC shall be entitled to recover from the Stockholders an amount of Losses in accordance with such determination or resolution, subject to the limitations contained in this ARTICLE VII.

(c) Payment of Claims. If and to the extent the CHC Indemnitees are entitled to recover any amounts pursuant to this ARTICLE VII (other than Losses arising out of a breach or inaccuracy of a Fundamental Representation), such amounts shall be recovered only by release to CHC pursuant to the Escrow Agreement of Escrow Shares with a Value equal to such amounts. Notwithstanding anything in this Agreement to the contrary, the CHC Indemnitees shall be entitled to recover any Losses arising out of a breach of inaccuracy of a Fundamental Representation (i) first from the Escrow Shares in accordance with the foregoing terms, and (ii) second, from the Stockholders in cash in which case each of the Stockholders shall pay its Pro Rata Share of the amount of such Losses to the applicable CHC Indemnitee by wire transfer of immediately available funds to an account designated by such CHC Indemnitee no later than three (3) Business Days following the determination of any such amount pursuant to the terms of this Agreement. Notwithstanding anything herein or otherwise to the contrary, each VNC Stockholder’s Pro Rata Share of any cash amounts due and payable under this clause (c) is and will be expressly capped at and not exceed in the aggregate such VNC Stockholder’s pro rata share of the cash actually distributed to such VNC Stockholder. If and to the extent the VNC Indemnitees are entitled to recover any amounts pursuant to this ARTICLE VII (other than Losses arising out of a breach or inaccuracy of a Fundamental Representation), such amounts shall be recovered only by the issuance and delivery by CHC of shares of CHC Common Stock having a Value equal to such amounts. Notwithstanding anything in this Agreement to the contrary, the VNC Indemnitees shall be entitled to recover any Losses arising out of a breach of inaccuracy of a Fundamental Representation by CHC (i) first from the issuance of shares of CHC Common Stock having a Value of up to $1,000,000 in accordance with the foregoing terms, and (ii) second, in cash by wire transfer of immediately available funds to the Paying Agent no later than three (3) Business Days following the determination of any such amount pursuant to the terms of this Agreement.

(d) Failure of Payment. Notwithstanding anything herein or otherwise to the contrary, neither the VNC Indemnitees nor any payees will be limited in any way in their right to recover against CHC for any failure to deliver the full amount of any and all amounts to be paid and delivered under Sections 1.8(a) or 4.5, in each case as applicable.

(e) Release of Escrow. On the date that is 180 days following the Closing Date (the “Release Date”), CHC shall direct the Escrow Agent to release from escrow pursuant to the Escrow Agreement and disburse to the Stockholders’ Representative (for the benefit of the Stockholders) that number of Escrow Shares having a Value equal to the Escrow Amount, less (ii) any shares released on or prior to the Release Date under this ARTICLE VII to reimburse any CHC Indemnitee for any Loss, less (iii) a reasonable reserve amount (to be determined jointly by CHC and the Stockholders’ Representative in good faith) in respect of any CHC Claims submitted on or prior to the Release Date in accordance with this ARTICLE VII (provided, that if CHC and the Stockholders’ Representative cannot agree in good faith on a reasonable reserve amount, the amount in this clause (iii) shall equal the aggregate amount claimed by the CHC Indemnitees in all CHC Claim Notices delivered to the Stockholders’ Representative on or prior to the Release Date that CHC and the Stockholders’ Representative have not resolved as of the Release Date).

(f) Access to Information. For all purposes of this ARTICLE VII (including those pertaining to disputes under Section 7.5(a) and Section 7.5(b), each Party shall cooperate with and make available to the other Parties and their respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as applicable, as may be reasonably required in connection with the resolution of such disputes unless it would adversely affect the ability of a Party to assert attorney-client privilege, attorney work product privilege or similar privilege.

(g) Opportunity to Defend Third Party Claims. In the event of any claim by a third party against a CHC Indemnitee or VNC Indemnitee for which indemnification is available hereunder, the party from whom indemnification is being sought (the “Indemnifying Party”), has the right, exercisable by notice to CHC or the Stockholders’ Representative, as applicable, within 30 calendar days of receipt of a Notice from CHC or the Stockholders’ Representative, as applicable, to assume and conduct the defense of such claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee. If the Indemnifying Party has assumed such defense as provided in this Section 7.5(f), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such claim. If the Indemnifying Party does not assume the defense of any third party claim in accordance with this Section 7.5(f), the Indemnitee may continue to defend such claim at the sole cost and expense of the Indemnifying Party (subject to the limitations set forth in this ARTICLE VII) and the Indemnifying Party may still participate in, but not control, the defense of such third party claim at the Indemnifying Party’s sole cost and expense. The Indemnitee will not consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned). Except with the prior written consent of the Indemnitee, no Indemnifying Party, in the defense of any such claim, will consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting the Indemnitee or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim. The Party responsible for the defense of such third party claim (the “Responsible Party”) shall, to the extent reasonably requested by the other Party, keep such other Party informed as to the status of such claim.

(h) Escrow Shares. For the avoidance of doubt, the CHC Common Stock held pursuant to the Escrow Agreement will be shown as issued and outstanding on CHC’s financial statements and the applicable VNC Stockholders will be shown as the registered owner of their allocable portion of the CHC Common Stock on the books and records of CHC with the Transfer Agent and shall have all rights with respect to their allocable portion of such CHC Common Stock during the period of time in which such shares have not been released to the applicable VNC Stockholder or forfeited to CHC (including, without limitation, the right to vote such shares and the right to receive on a current basis any cash dividends or other distributions made with respect to such CHC Common Stock, which dividends or other distributions shall be promptly paid to the applicable owner of such CHC Common Stock) except the right of possession or transfer of such CHC Common Stock.

7.5 Stockholders’ Representative.

(a) Each VNC Stockholder by virtue of the approval and adoption of this Agreement or by accepting any consideration payable or issuable hereunder shall be deemed to have constituted, appointed and empowered the Stockholders’ Representative, for the benefit of the VNC Stockholders, as the exclusive agent and attorney-in-fact to act for and on behalf of each VNC Stockholder, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority: (i) to execute and deliver such waivers, consents and amendments (with respect to any and all matters or issues, including those which may have a negative impact on a VNC Stockholder) under this Agreement and the other agreements, documents and instruments executed in connection herewith and the consummation of the transactions contemplated hereby as the Stockholders’ Representative, in its sole discretion, may deem necessary or desirable; (ii) as the Stockholders’ Representative, to enforce and protect the rights and interests of the VNC Stockholders and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement, the Paying Agent Agreement, and the other agreements, documents and instruments executed in connection herewith and the transactions provided for herein and therein, and to take any and all actions which the Stockholders’ Representative believes are necessary or appropriate under this Agreement and the other agreements, documents and instruments executed in connection herewith for and on behalf of the VNC Stockholders, including consenting to, compromising or settling any such claims, conducting negotiations with CHC, the Surviving Company and their respective Representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by CHC, the Surviving Company or any other Person, or by any Governmental Entity against the Stockholders’ Representative and/or any of the VNC Stockholders, and receive process on behalf of any or all VNC Stockholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Stockholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Stockholders’ Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Stockholders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; (iii) to refrain from enforcing any right of the VNC Stockholders arising out of or under or in any manner relating to this Agreement and the other agreements, documents and instruments executed in connection herewith; provided, however, that no such failure to act on the part of the Stockholders’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Stockholders’ Representative or by the VNC Stockholders unless such waiver is in a writing signed by the waiving Party or by the Stockholders’ Representative; (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholders’ Representative, in its sole and absolute discretion, may consider necessary, proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and the other agreements, documents and instruments executed in connection herewith; (v) to engage special counsel, accountants and other advisors and incur such other expenses on behalf of the Stockholders in connection with any matter arising under this Agreement and the other agreements, documents and instruments executed in connection herewith; and (vi) to collect, hold and disburse any amounts, including any portion of the Escrow Shares received by Stockholders’ Representative pursuant to the terms hereof in accordance with the terms of this Agreement and the other agreements, documents and instruments executed in connection herewith. Notwithstanding the foregoing, the Stockholders’ Representative may resign at any time by providing written notice of intent to resign to the VNC Stockholders, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the VNC Stockholders. By executing this Agreement the Stockholders’ Representative hereby (x) accepts its appointment and authorization to act as Stockholders’ Representative as attorney-in-fact and agent on behalf of the Stockholders in accordance with the terms of this Agreement and (y) agrees to perform its obligations under, and otherwise comply with, this Section 7.5.

(b) The Stockholders’ Representative shall be entitled to receive reimbursement from, and be indemnified by, the VNC Stockholders for certain expenses, charges and liabilities as provided below. In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Representative hereunder, (i) the Stockholders’ Representative shall incur no responsibility whatsoever to any VNC Stockholders by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents willful misconduct and (ii) the Stockholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholders’ Representative pursuant to such advice shall in no event subject the Stockholders’ Representative to liability to any VNC Stockholder. Each VNC Stockholder shall indemnify, severally in proportion to its Pro Rata Share and not jointly, the Stockholders’ Representative against all Losses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Stockholders’ Representative hereunder. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Stockholders’ Representative hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from the Stockholders’ Representative to the VNC Stockholders as to the existence of a deficiency toward the payment of any such indemnification amount, each VNC Stockholder shall promptly deliver to the Stockholders’ Representative full payment of such VNC Stockholder’s share of the amount of such deficiency in proportion to such VNC Stockholder’s Pro Rata Share. The VNC Stockholders’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Stockholders’ Representative may engage attorneys, accountants and other professionals and experts at the cost and expense of the VNC Stockholders.

(c) All of the indemnities, immunities and powers granted to the Stockholders’ Representative under this Agreement shall survive the Effective Time and/or any termination of this Agreement.

(d) CHC and the Surviving Company shall have the right to rely upon all actions taken or omitted to be taken by the Stockholders’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the VNC Stockholders.

(e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any VNC Stockholder and (ii) shall survive the consummation of the Mergers, and any action taken by the Stockholders’ Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each VNC Stockholder notwithstanding any contrary action of or direction from such VNC Stockholder, except for actions or omissions of the Stockholders’ Representative constituting willful misconduct.

(f) Each of VNC, Merger Subs and CHC acknowledges and agrees that the Stockholders’ Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, each of VNC, Merger Subs and CHC acknowledges and agrees that, other than in the Stockholders’ Representative’s role as a VNC Stockholder (if applicable), the Stockholders’ Representative shall have no liability to, and shall not be liable for any Losses of, any of VNC, Merger Subs or CHC or to any Person in connection with any obligations of the Stockholders’ Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such Losses shall be proven to be the direct result of fraud by the Stockholders’ Representative in connection with the performance by the Stockholders’ Representative of its obligations hereunder.

7.6 Treatment of Indemnity Payments. 7.7 All indemnification payments made under this Agreement shall be deemed to be an adjustment to the Merger Consideration to the extent permitted by applicable Law.

ARTICLE VIII
COVENANTS

8.1 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time and until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, CHC shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the Effective Date or who becomes prior to the Effective Time, a director or officer of VNC (collectively, the “Indemnified Parties”) against all losses, claims, damages, costs and expenses (including reasonable attorneys’ fees), Liabilities, judgments, fines and settlement amounts that are paid or incurred in connection with any Legal Action (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that are based directly or indirectly (in whole or in part) on, or arises directly or indirectly (in whole or in part) out of, the fact that such Indemnified Party is or was a director or officer of VNC and relates to or arises out of any action or omission occurring at or prior to the Effective Time (including in connection with this Agreement or any of the Contemplated Transactions) (“Indemnified Liabilities”) to the fullest extent permissible under applicable Law; provided that CHC shall not be liable for any Indemnified Liabilities which occur as a result of fraud or the unlawful criminal actions, gross negligence or willful misconduct of any Indemnified Party or exceed the scope of similar obligations owed by CHC to its directors and officers as of the Effective Time. Without limiting the foregoing, in the event that any such Legal Action is brought against any Indemnified Party (whether arising prior to or after the Effective Time), CHC will pay expenses in advance to each Indemnified Party or promptly reimburse each Indemnified Party for such expenses as such expenses are incurred to the fullest extent permitted by applicable Law; provided that the Person to whom expenses are advanced provides any undertaking required by applicable Law to repay such advance if it is ultimately determined in a final, non-appealable judgment of a court of competent jurisdiction that such Person is not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 8.1, upon learning of any such Legal Action, shall notify CHC, but the failure so to notify CHC shall not relieve CHC from any Liability which it may have under this paragraph except to the extent such failure actually and materially prejudices CHC.

(b) The provisions of this Section 8.1 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the Articles of Incorporation, bylaws or other comparable charter documents of VNC or CHC or any of their respective subsidiaries, under applicable Law or otherwise or under any agreement of any Indemnified Party with VNC or CHC, as the case may be.

8.2 Expenses. Except as otherwise specifically set forth elsewhere in this Agreement, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such cost or expense. All fees and expenses of the Paying Agent under the Paying Agent Agreement, the Escrow Agent under the Escrow Agreement and the Transfer Agent will be paid in the amounts specified on Schedule 1.8(a)(ii) of the Consideration Spreadsheet hereto pursuant to Section 4.5.

8.3 Stockholder Litigation. Each Party shall promptly provide a notice to the other of any Legal Action brought by any stockholder of such Party against such Party and/or its Representatives relating to this Agreement or the Contemplated Transactions, including the Mergers (each a “Transaction Legal Action”), and shall promptly inform such other Parties of the status thereof.

8.4 Public Announcements. The initial press release with respect to this Agreement and the Contemplated Transactions shall be a release mutually agreed to by VNC and CHC. Thereafter, VNC and CHC agree that no public release or other public announcement, including any releases, announcements or other correspondence with customers or suppliers of any Party, concerning the Contemplated Transactions shall be issued by (x) VNC or CHC or their affiliates without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), or (y) the Stockholder Representative or its affiliates without the prior written consent of CHC (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of the SEC or a Governmental Entity to which the relevant Party is subject, wherever situated, in which case the Party required to make the release or announcement shall consult with the other Parties about, and allow the other Parties reasonable time to comment on, such release or announcement in advance of such issuance.

8.5 Certain Tax Matters. None of the Surviving Company, CHC or VNC shall take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE IX
DEFINED TERMS

9.1 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means a day other than a Saturday, Sunday or any day on which commercial banks located in the State of New York are authorized or obligated to close.

“Computer Software” means all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement between CHC and VNC dated October 18, 2019.

“Contemplated Transactions” means the Mergers and the other transactions contemplated by this Agreement and in the other Transaction Documents.

“Contract” means any contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract (whether or not written) to which a Person is a party.

“CHC Intellectual Property Rights” means any Intellectual Property Rights owned by, licensed to or registered to CHC or any of its subsidiaries, as applicable.

“CHC Material Adverse Effect” means a Material Adverse Effect on CHC.

“CHC Registered Intellectual Property Rights” means any Registered Intellectual Property Rights included in CHC Intellectual Property Rights.

“Derivative Security” means any option, warrant, equity security, equity-linked security, appreciation rights, phantom equity, or similar ownership interests, calls, rights (including preemptive rights), Contracts, commitments or agreements of any character to which the specified Person is a party or by which either is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or deliver cash or other consideration with respect to, any shares of capital stock or similar ownership interests or equity-linked securities of such Person or obligating such Person to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, equity-linked security, appreciation rights, call, right, commitment or agreement.

“DOL” means the United States Department of Labor.

“Environmental Claim” means any and all administrative, regulatory or judicial Legal Actions alleging Liability arising out of or resulting from: (1) the presence or Release into the environment of any Hazardous Substance at the VNC Leased Real Estate or CHC Leased Real Estate, as applicable; or (2) any violation of Environmental Law.

“Environmental Laws” means all federal, state or local statutes, laws, regulations, judgments and orders in effect on the Effective Time and relating to protection of human health or the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits” means all governmental licenses, permits, registrations and government approvals issued pursuant to Environmental Law.

“Escrow Amount” means the aggregate Value of the Escrow Shares on the Closing Date.

“Escrow Shares” means, 4,000,000 shares of CHC Common Stock.

“Financial Advisor” means any investment bank or financial advisor or Person that acts in any similar capacity that provides financial or investment advisor services to a Party in connection with the Merger.

“Hazardous Substances” means any chemicals, materials or substances which are defined as or included in the definition of  “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or similar terms under any Environmental Law.

“Indebtedness” means, without duplication to current liabilities, all: (i) obligations for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (iii) obligations, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances (to the extent drawn), sureties, performance bonds, guaranties, endorsements and other similar obligations, whether secured or not, in respect of the obligations of other Persons; (iv) obligations (including accrued interest) without duplication under a lease agreement that would be capitalized pursuant to GAAP and (v) the deferred purchase price of property or services (excluding earn-out obligations which shall not be deemed Indebtedness under this Agreement). For purposes of calculating Indebtedness: (a) all interest, prepayment penalties, premiums, fees and expenses (if any) and other amounts which would be payable if Indebtedness were paid in full at the Closing shall be treated as Indebtedness; and (b) all PIK instruments (including all interest, prepayment penalties, premiums, fees and expenses relating thereto) shall constitute “Indebtedness”.

“Intellectual Property Rights” means all worldwide (a) inventions, whether or not patentable, (b) patents and patent applications, (c) trademarks, trademark applications, service marks, service mark applications, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (d) rights of publicity and other rights to use the names and likeness of individuals, (e) copyrights and related rights, whether or not registered, (f) Computer Software, data, databases, files, and documentation and other materials related thereto, (g) trade secrets and all confidential, technical, technological, industrial, business processes and business information, (h) know how, (i) all rights in any of the foregoing provided by bilateral or international treaties or conventions, and (j) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“International Employee Plan” means a VNC Plan or CNC Plan, as applicable, that has been adopted or maintained by a Person, whether informally or formally, for the benefit of current or former employees of such Person outside the United States.

“IRS” means the United States Internal Revenue Service.

“Kaczmarek Employment Agreement” means the Employment Agreement to be entered into by CHC and Keith Kaczmarek at Closing, substantially in the form of Exhibit B.

“Knowledge” means, with respect to VNC or VNC, the actual knowledge after reasonable enquiry of Mohan Tammisetti and Keith Kaczmarek, and with respect to CHC, the actual knowledge after reasonable enquiry of Daniel L. Hodges or Brian T. Mihelich; provided in each case that such enquiry shall not require making enquiries of customers, suppliers or other third-party contractors.

“Legal Action” means any claim, action, suit, arbitration, proceeding or governmental investigation or proceeding.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Legal Action or Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“License Agreements” means all agreements (whether written or oral, including license agreements, research agreements, development agreements, distribution agreements, consent to use agreements and covenants not to sue, or settlement agreements containing like provisions) to which a Person is a party or otherwise bound, pursuant to which a Person has granted or been granted any right to use, exploit or practice any Intellectual Property Rights, or that restrict the right of a Person to use or enforce any Intellectual Property Rights.

“Licensed Intellectual Property Rights” means any Intellectual Property Rights owned by a third party that a Person has a right to use, exploit or practice by virtue of a license grant, immunity from Legal Action or otherwise.

“Liens” means all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than Permitted Liens.

“Material Adverse Effect” means any event, occurrence, fact, condition, state of facts or development or change which, individually or in the aggregate (i) is reasonably expected to result in any change or effect that is materially adverse to the business, results of operations, condition (financial or otherwise), properties, assets liabilities or results of operations of the specified Party and its subsidiaries, taken as a whole; or (ii) is reasonably expected to prevent or materially impede, interfere with, hinder or delay the consummation by such Party of the Contemplated Transactions on a timely basis; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) changes generally affecting the economy or financial or securities markets; (B) the announcement of the Contemplated Transactions, including the impact thereof on the relationships, contractual or otherwise, of the specified person with employees, customers, suppliers or counterparty to any Contract of such Party; (C) any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to any outbreak or escalation of war, act of terrorism, national or international calamity, natural disaster (including hurricanes, tornadoes, floods or earthquakes), epidemic, pandemic or any other similar event; (D) changes (including changes of applicable Law) or general conditions in the industry in which such Party operates; (E) changes in GAAP (or authoritative interpretations of GAAP); (F) any Transaction Legal Action, to the extent relating to the negotiations between the Parties and the terms and conditions of this Agreement; and (G) compliance with the terms of, or the taking of any action required by, this Agreement (including, without limitation and for the avoidance of doubt, the terms of Section 8.4); provided, further, however, that any event, change and effect referred to in clauses (A), (C) or (D) immediately above shall be taken into account in determining whether a Material Adverse Effect with respect to the specified Person has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on such Party, compared to other participants in the industries in which such Party conducts its businesses.

“Material Agreements” means each Contract to which the specified Party is a party or subject to or by which its assets are bound which: (a) provides for obligations, payments, Liabilities, consideration, performance of services or the delivery of goods to or by such Party of any amount or value reasonably expected to be in excess of  $100,000 in any annual period; (b) contains covenants limiting the freedom of such Party to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of such Party to acquire equity interests in any Person; (c) is an employment or severance contract or indemnification contract, or a consulting or non-compete agreement, applicable to any employee of such Party whose annual total compensation exceeds $120,000 or any director of such Party; (d) relates to, or is evidence of, or is a guarantee of, or provides security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset of such Party); (e) is a letter of credit, bond or similar arrangement running to the account of, or for the benefit of, such Party in an amount in excess of  $100,000; (f) is a lease or agreement under which such Party is a lessor of or permits any third party to hold or operate any property owned or controlled by such Party; (g) relates to the use of, or the right to use, Intellectual Property Rights by such Party, except for any of the foregoing related to the use of generally available Computer Software that is sold or licensed under shrink-wrap or click-through terms; (h) is a collective bargaining agreement; (i) is a joint venture or partnership contract or a limited liability company operating agreement; (j) is entered into with, or otherwise relates to, any Affiliate, officer or director or their family members of such Party; (k) cannot be terminated on less than 60 days’ notice without penalty or is continuous over a period of more than one year from the Effective Date and cannot be terminated on less than 60 days’ notice, in either case without penalty or payment of an amount (including acceleration of obligations) of $50,000 or more; (l) provides for the payment of cash or other compensation or benefits upon the Merger and the consummation of the Contemplated Transactions; (m) relates to any loan to any directors, officers or Affiliates of such Party; (n) relates to voting, transfer or other arrangements related to any equity interests of such Party or warrants, options or other rights to acquire any equity interests of such Party (other than this Agreement, the Merger and the Contemplated Transactions); or (o) is otherwise material to the operations and business of such Party.

“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“OTC Markets” means the OTCQB tier of the OTC Markets, Inc. on which the CHC Common Stock is trading.

“Paying Agent Agreement” means that certain Payments Administration Agreement in the form attached hereto as Exhibit D-1.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been established, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent or which are being contested by appropriate proceedings, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, and (g) any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate, including without limitation, the rights to use a license under the applicable Contract.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Pro Rata Share” means each VNC Stockholder’s respective proportionate ownership of VNC as set forth on Section 2.3(a) of the VNC Disclosure Letter.

“Registered Intellectual Property Rights” means all patents and patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications, and any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity.

“Related Party” of any specified Person means: (i) an executive officer or director (or any Person that exercises substantially similar right and authority) of such specified Person; (ii) any Person owning 5% or more of the voting shares of such specified Person (assuming the exercise or conversion of any Derivative Securities of such specified Person that represents, directly or indirectly, the right to acquire voting shares of such specified Person); (iii) any Person that can significantly influence the management or operating policies of such specified Person, including the ability that would prevent such specified Person from fully pursuing its own separate interests, through the ownership of securities, contract or both; or (iv) the immediate family members or Affiliates or associates of any Person described in the foregoing clauses of this paragraph.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

“Representatives” of any entity means such entity’s directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Stockholders’ Representative” means Mohan Tammisetti, or any other Person selected as a successor thereto in accordance with the provisions of this Agreement.

“subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such Person.

“Tammisetti Employment Agreement” means the Employment Agreement to be entered into by CHC and Mohan Tammisetti at Closing, substantially in the form of Exhibit C.

“Transaction Documents” means this Agreement and the documents, agreements and instruments referenced herein or entered into in connection with this Agreement, the Merger or the other Contemplated Transactions.

“Value” means, with respect to any shares of CHC Common Stock, an amount equal to the product of (i) the average closing bid price of the CHC Common Stock on the OTC Markets QB tier for the five (5) consecutive trading days ending on the Closing Date, as reported by the OTC Markets, Inc., multiplied by (ii) the number of such shares.

“VNC Intellectual Property Rights” means any Intellectual Property Rights owned by, licensed exclusively to or registered to VNC.

“VNC Material Adverse Effect” means a Material Adverse Effect on VNC.

“VNC Registered Intellectual Property Rights” means any Registered Intellectual Property Rights included in VNC Intellectual Property Rights.

“VNC Stockholders” means the Persons  listed on  Schedule 2.3(a) of the VNC Disclosure Letter or the VNC Cap Table, which shall include all holders of VNC Common Stock immediately prior to the Effective Time.

ARTICLE X
GENERAL PROVISIONS

10.1 Limited Survival of Representations and Warranties. The representations and warranties of VNC and CHC contained in this Agreement shall terminate on the date (the “Claim Expiration Date”) that is 180 days after the Closing Date (or if such date is not a Business Day, then the immediately following Business Day), and only the covenants that by their terms survive the Effective Time shall survive the Closing Date.

10.2 Notices.

(a) All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and duly delivered: (i) when delivered (or delivery was properly tendered) by hand; (ii) when delivered (or delivery was properly tendered) by the addressee if sent by a nationally recognized overnight courier; or (iii) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, if the original of such notice was duly transmitted in accordance with (i) or (ii) of this Section 10.2(a) or transmitted by certified mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.2(a)):

(b) if to CHC or Merger Subs (or to VNC, after the Merger), to:

COMSovereign Holding Corp.

5000 Quorum Drive STE 400

Dallas, TX 75254

Attention: Daniel L. Hodges

Email: DHodges@COMSovereign.com

with a copy to (which will not constitute notice to CHC):

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attention: Eric M. Hellige, Esq.

Email: ehellige@pryorcashman.com

(c) if to VNC prior to the Merger, to:

Virtual Network Communications Inc.

14801 Murdock St., Suite 155

Chantilly, VA 20151-1040

Attention: Mohan Tammissetti

Email:

with copies via overnight courier or facsimile to (which will not constitute notice to VNC) each of:

Orrick, Herrington & Sutcliffe LLP 1105 15th St., NW Washington, DC 20005 Attn: Geoff Willard Email:	Orrick, Herrington & Sutcliffe LLP 222 Berkeley St., Suite 2000 Boston, MA 02116 Attn: A. Vanderlaan and M. Stracqualursi Email:

(d) If to the Stockholders’ Representative, to:

Mr. Mohan Tammisetti

25643 South Village Drive,

South Riding, VA 20152

Email: mtammisetti@gmail.com

with copies via overnight courier or facsimile to (which will not constitute notice to VNC):

Orrick, Herrington & Sutcliffe LLP 1105 15th St., NW Washington, DC 20005 Attn: Geoff Willard	Orrick, Herrington & Sutcliffe LLP 222 Berkeley St., Suite 2000 Boston, MA 02116 Attn: A. Vanderlaan and M. Stracqualursi

or to such other Persons, addresses or email addresses as may be designated in writing by the Person entitled to receive such communication as provided above.

10.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, Schedules, or Exhibits, such reference shall be to a Section, Schedule or Exhibit of or to this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The captions and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall mean this Agreement together with the VNC Disclosure Letter and the CHC Disclosure Letter. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. Unless the context of this Agreement otherwise requires (a) words of any gender include each other gender and neutral forms of such words, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (d) references to any Person include the successors and permitted assigns of that Person, or (e) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “$” refers to United States Dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day

10.4 Counterparts. This Agreement may be executed and delivered in multiple counterparts (including facsimile, PDF, DocuSign or other electronic counterparts), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.5  Entire Agreement; Third-Party Beneficiaries. This Agreement and the other Transaction Documents (i) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (ii) except as expressly provided in this Agreement are not intended to confer upon any other Person any rights or remedies hereunder. Notwithstanding anything herein or otherwise to the contrary, (x) the VNC Stockholders, (y) the holders of VNC Warrants, and (z) the payees entitled to payments under Sections 1.8(a)(ii) and 4.5 and other provisions of this Agreement, each are express and intended third party beneficiaries of this Agreement.

10.6 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of each of: (x) the respective Boards of Directors of the Parties in the case of CHC, Merger Subs, and VNC, and (y) the Stockholder Representative, at any time as set forth in a written instrument duly executed by or on behalf of each Party that sets forth the terms of the relevant amendments, supplements, or modifications. Notwithstanding the foregoing or anything otherwise to the contrary, prior to the Effective Time, VNC’s Chief Executive Officer is hereby fully authorized to (and shall be entitled for all purposes to) amend, supplement, or modify the Consideration Spreadsheet prior to the Effective Time pursuant to the terms of this Agreement without the separate approval of CHC, the respective Boards of Directors of CHC or VNC, the Stockholder Representative, the Merger Subs or the VNC Stockholders or any of them.

10.7 Waiver. Any Party, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) unless prohibited by applicable Law, waive any inaccuracies in the representations and warranties or compliance with the covenants and agreements of the other Party contained herein or in any document delivered pursuant hereto or (iii) unless prohibited by applicable Law, waive compliance with any of the conditions of such Party contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

10.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to negotiate in good faith to modify this Agreement so as to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that is mutually agreeable to the Parties and that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.9 Governing Law; Dispute Resolution. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Nevada. Each of the Parties irrevocably (i) consents to submit itself to the personal jurisdiction of the District Court of the State of Nevada in the event any dispute arises out of this Agreement or any of the Contemplated Transactions, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Contemplated Transactions in any court other than the District Court of the State of Nevada. In the event (but only in the event) that the District Court of the State of Nevada does not have subject matter jurisdiction over such action or proceeding, then the Parties will submit to personal jurisdiction of any federal court in the State of Nevada. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.2.

10.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that (i) provided that CHC does not terminate this Agreement in accordance with its terms, CHC shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which CHC is entitled at law or in equity; and (ii) provided that VNC does not terminate this Agreement in accordance with its terms, VNC shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which VNC is entitled at law or in equity. In the event that specific performance is granted to a Party pursuant to the terms and conditions herein, such Party shall also be entitled to be awarded its costs and expenses (including reasonable attorneys’ fees and expenses) incurred solely in connection with obtaining such specific performance, together with interest on such amounts from the date of the commencement of such proceeding until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date of the commencement of such proceeding. The preceding sentence will not limit the right or ability of a Party seeking specific performance to recover damages, costs or expenses, under another provision of this Agreement or of any other Transaction Document.

10.11 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.12 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

10.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14 Limitation on Damages.

In no event will any Party or any shareholder or stockholder of any Party be liable to any other Party under or in connection with this Agreement or in connection with the Contemplated Transactions for special, general, indirect, consequential, or punitive or exemplary damages, including damages for lost profits or lost opportunity, even if the Party or any shareholder of stockholder of such Party sought to be held liable has been advised of the possibility of such damage.

10.15 Representation; Waiver of Conflicts.

(a) Each Party irrevocably acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates that VNC is a client of Orrick, Herrington & Sutcliffe LLP (the “Firm”). After the Closing, it is possible that the Firm will (at any VNC Stockholder’s or at the Stockholders’ Representative’s request) represent one or more of the VNC Stockholders or the Stockholders’ Representative (individually and collectively, the “Seller Group”) in connection with the transactions provided for in or arising under or in connection with this Agreement. CHC and VNC hereby knowingly and irrevocably agree in favor of the Firm that the Firm (or any successor) and its attorneys and other professionals may represent the Seller Group (or any of them) in the future in connection with issues that may arise in connection with the transactions provided for in or arising under or in connection with this Agreement and any claims that may be made thereunder pursuant to this Agreement, including a dispute that arises after the Closing between CHC (or VNC) and the Stockholders’ Representative or any other member(s) of the Seller Group, even though the interests of the Stockholders’ Representative or any other member(s) of the Seller Group may be directly adverse to CHC or VNC, and even though the Firm has or may have represented VNC in a matter substantially related to such dispute (including, without limitation, this Agreement, the Mergers, and any other Contemplated Transactions) or may be handling ongoing matters for VNC. Each Party irrevocably acknowledges and agrees, on its own behalf and on behalf of its directors, members, stockholders, partners, officers, employees, and Affiliates that the Firm (or any successor) may serve as counsel to the Stockholders’ Representative or all or a portion of the Seller Group or any Representative or Affiliate of the Seller Group, in connection with any litigation, claim, negotiation, obligation, or any other matter arising out of or relating to this Agreement or in connection with the transactions provided for in or arising under or in connection with this Agreement. Each Party knowingly and irrevocably consents thereto, and knowingly and irrevocably waives any conflict of interest arising therefrom, and each such Party will cause any Affiliate thereof to consent to waive any conflict of interest arising from any such representation. Each Party irrevocably acknowledges and agrees that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in this connection.

(b) Each of CHC and VNC hereby irrevocably acknowledges and agrees, on behalf of itself and its Affiliates, that any attorney-client privilege, attorney work-product protection and expectation of client confidence attaching as a result of the Firm’s representation of VNC in connection with this Agreement, the Mergers, or any of the other Contemplated Transactions, and all information and documents covered by such privilege or protection automatically will, after the Closing, belong to and be controlled solely by the Stockholders’ Representative, on behalf of the VNC Stockholders, and may only be waived by the Stockholders’ Representative, for and on behalf of the VNC Stockholders. CHC and VNC irrevocably agree that following the Closing they will not request from the Firm, the Stockholders’ Representative or the VNC Stockholders any of the communications between the Firm, on the one hand, and VNC or the VNC Stockholders, on the other hand, solely relating to the transactions contemplated by this Agreement or any of the transactions contemplated hereby (the “Communications”); provided, however, that nothing contained herein shall prevent CHC from requesting any Communications in connection with document production requests or discovery in any proceeding so long as such Communications would not be subject to an attorney-client privilege if they were being requested in a proceeding by an unrelated third party and such Communications are produced or required to be produced in response to such document production requests or discovery. Following the Closing, the Stockholders’ Representative and the VNC Stockholders and other members of the Seller Group are and will be permitted to use the Communications with respect to any legal proceeding brought by any Person in connection with this Agreement or the transactions contemplated thereby; provided that such use does not waive any applicable privileges or protections that can or may be asserted to prevent disclosure of any Communications to any third party. For the avoidance of doubt, nothing in this paragraph or in this Agreement shall be deemed a waiver of any applicable privileges or protections that can or may be asserted to prevent disclosure of any Communications to any third party, and neither the Stockholders’ Representative nor any VNC Stockholder shall intentionally take any action, or cause the Firm to take any action, that would reasonably be expected to waive any such privilege or protection to any third party.

(c) Independent Counsel; Representation. BY SIGNING THIS AGREEMENT (OR IN THE CASE OF THE VNC STOCKHOLDERS ANY SHAREHOLDER CONSENT APPROVING THIS AGREEMENT OR ANY LETTER OF TRANSMITTAL DELIVERING SECURITIES UNDER OR IN CONNECTION WITH THIS AGREEMENT), EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT SUCH PARTY: (A) HAS READ THIS AGREEMENT CAREFULLY, (B) IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, (C) HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF SUCH PARTY’S OWN CHOOSING REGARDING THE NEGOTIATION OF THIS AGREEMENT AND SUCH PARTY’S RIGHTS AND OBLIGATIONS HEREUNDER, AND (D) FULLY UNDERSTANDS (X) THE TERMS AND CONDITIONS CONTAINED HEREIN; (Y) THAT VNC IS A CLIENT OF THE FIRM (DEFINED ABOVE); AND (Z) THAT THE FIRM IS REPRESENTING SOLELY VNC IN CONNECTION WITH THIS AGREEMENT AND ALL RELATED MATTERS AND NOT ANY OFFICERS, DIRECTORS, SHAREHOLDERS OF VNC OR ANY OTHER PERSONS.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger and Reorganization to be executed by their respective officers duly authorized thereunto, as of the Agreement Date.

COMSovereign Holding Corp.

By:	/s/ Daniel L. Hodges
Name:	Daniel L. Hodges
Title:	Chief Executive Officer

VNC Merger Sub 7, Inc.

By:	/s/ Kevin M. Sherlock
Name:	Kevin M. Sherlock
Title:	Chief Executive Officer

VNC Acquisition, LLC

By:	/s/ Kevin M. Sherlock
Name:	Kevin M. Sherlock
Title:	Manager

Virtual Network Communications Inc.

By:	/s/ Mohan Tammisetti
Name:	Mohan Tammisetti
Title:	Chief Executive Officer

/s/ Mohan Tammisetti
Mohan Tammisetti, as Stockholders’ Representative

Schedule I - Index to Certain Defined Terms

Term	Section

Agreement	Preamble
Blue Sky Laws	2.5(b)
Articles of Merger	1.2
Code	Preamble
Closing	1.2
COBRA	2.11(g)
Code	Recitals
CHC	Preamble
CHC Approvals	3.1(a)
CHC Board	Preamble
CHC Board Recommendation	3.24
CHC Common Stock	1.6(a)
CHC Disclosure Letter	ARTICLE III
CHC Financial Statement	3.7(b)
CHC Group	3.1(a)
CHC Insurance Policies	3.23
CHC Leases	3.14(a)
CHC Option Plan	3.8(b)
CHC Outstanding Shares	1.6(a)
CHC Permits	3.8(b)
CHC Plans	3.11(a)(i)(B)
CHC SEC Documents	3.7(a)
CHC Transaction Documents	3.4
VSCA	Recitals
Effective Time	1.2
ERISA Affiliate	2.11(a)(i)(B)
ERISA	2.11(a)(i)
Exchange Act	2.5(b)
GAAP	2.6(b)
Governmental Entity	2.5(b)
Indemnified Liabilities	8.1(a)
Indemnified Parties	8.1(a)
Law	2.3(d)
Merger Consideration	1.6(a)
Merger Subs	Preamble
Merger	1.1
Merger Shares	1.6(a)
Order	2.3(d)
Paying Agent	1.8(a)
Party and Parties	Preamble
Regulatory Agreement	2.20
Sarbanes-Oxley Act	2.6(d)
Securities Act	2.5(b)
Surviving Company	1.1
Tax Returns	2.15(b)(i)
Tax	2.15(a)
Tendered Shares	1.8(c)(i)
Transaction Legal Action	8.3
VNC	Preamble
VNC Approvals	2.1(a)
VNC Board Recommendation	2.25
VNC Board	Recitals
VNC Common Stock	1.6(a)
VNC Disclosure Letter	ARTICLE II
VNC Financial Statements	2.6(b)
VNC Insurance Policies	2.24
VNC Leased Real Estate	2.14(a)
VNC Leases	2.14(a)
VNC Major Customers	2.19
VNC Permits	2.7(b)
VNC Plans	2.11(a)(i)(B)
VNC Products	2.17(a)
VNC Stockholders’ Approval	2.26